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                                                                   EXHIBIT 10.25








                             COLLABORATION AGREEMENT

                                     between

                               GENZYME CORPORATION

                                       and

                                   DYAX CORP.

                           dated as of October 1, 1998
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                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT dated as of October 1, 1998 (the "Agreement") is made between Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme") and Dyax Corp., a Delaware corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Dyax"). Genzyme and Dyax are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

         A. Dyax is developing EPI-KAL-2 ("EPI-KAL-2"), a 58-amino acid polypeptide human plasma Kallikrein inhibitor. Kallikrein inhibition may have therapeutic benefit in the prevention and/or treatment of hereditary angioedema ("HAE") and other inflammatory diseases. Dyax is currently developing EPI-KAL-2 for the treatment of HAE and other inflammatory diseases.

         B. Genzyme has expertise in the areas of development, manufacturing and marketing of bio-pharmaceutical products.

         C. Dyax and Genzyme desire to collaborate in developing EPI-KAL-2 for the treatment of HAE and other inflammatory diseases.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                             ARTICLE 1 DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

         1.1 "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

         1.2 "Collaboration Product" shall mean EPI-KAL-2 and any protein/peptide analogs, derivatives or improvements thereof (other than "small molecule" drugs) that inhibit the activity of human plasma Kallikrein or any combination products, delivery systems and dosage forms related thereto, together with any process developed for use in the Field by a Party utilizing,


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based upon or arising out of the Genzyme Patent Rights, the Dyax Patent Rights,
the Joint Patent Rights, the Genzyme Technology, the Dyax Technology, the Joint Technology or the Manufacturing Know-How owned or controlled by either Party. For purposes of this Agreement, "small molecule" drugs shall mean compounds that have a molecular weight of less than one thousand (1,000) daltons and which have activity as inhibitors of human plasma kallikrein.

         1.3 "Commercialization Costs" with respect to a Collaboration Product shall mean the variable costs and fixed costs incurred by the Parties or by Kallikrein LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the performance of the Commercialization Plan for such Collaboration Product, including without limitation, sales and marketing costs related to performing market research, post-marketing studies, advertising, producing promotional literature, sponsoring seminars and symposia, sales training meetings and seminars, originating sales, providing reimbursement and other patient support services and such other expenses described in Section 6.4 hereof. For purposes of this
Section 1.3, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Commercialization Plan and manufacture of Collaboration Product for use in commercialization activities, as well as royalties payable to Third Parties. For purposes of Section 1.3, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs directly related to the conduct of the Commercialization Plan and the manufacture of Collaboration Product for use in commercialization activities, allocated based upon the proportion of such costs directly attributable to the support or performance of the Commercialization Plan and the manufacture of Collaboration Product for use in commercialization activities or by such other method of cost allocation as may be approved by the Steering Committee. Commercialization Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement. All cost determinations made hereunder shall be made in accordance with GAAP.

         1.4 "Commercialization Plan" shall mean, with respect to a particular Collaboration Product, the comprehensive plan for the commercialization of such Collaboration Product, as more specifically described in Section 6.1 hereof.

         1.5 "Commercially reasonable and diligent efforts" shall have the meaning ascribed to it in Section 5.1.1.

         1.6 "Development Costs" with respect to a Collaboration Product shall mean the variable costs and fixed costs incurred by the Parties or by Kallikrein LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the conduct of the Development Plan for such Collaboration Product, including without limitation (a) direct, out-of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining Regulatory Approvals for such Collaboration Product, (b) amounts paid to Genzyme by Dyax prior to satisfaction by Dyax of the Initial Funding Commitment (as defined herein), or to Genzyme and Dyax by Kallikrein LLC after satisfaction by Dyax of the Initial Funding Commitment, with respect to research and development and pre-commercialization sales and marketing efforts as set forth in the Development Plan for such Collaboration Product,


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including without limitation the efforts of the Parties to develop and document process methods and procedures for the manufacture, characterization and release of such Collaboration Product and the Fully Absorbed Cost of Goods for batches of such Collaboration Product manufactured and supplied for use in preclinical and clinical trials and pre-commercialization activities, including quality control and quality assurance, (c) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for such Collaboration Product, (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals for such Collaboration Product and (e) the PRO RATA share of license fees and other amounts payable to Third Party licensors and costs relating to the prosecution and maintenance of Patent Rights, allocated based on the proportion of such costs directly attributable to such Collaboration Product. For purposes of this
Section 1.6, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities. For purposes of this Section 1.6, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the conduct of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities, allocated based upon the proportion of such costs directly attributable to support of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities or by such other method of cost allocation as may be approved by the Steering Committee. Development Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement. All cost determinations made hereunder shall be made in accordance with GAAP.

         1.7 "Development Plan" shall mean, with respect to a particular Collaboration Product, the comprehensive plan and budget for the development of such Collaboration Product under the Development Program, as more specifically described in Section 5.1 hereof.

         1.8 "Development Program" shall mean, with respect to a particular Collaboration Product, the preclinical and clinical development of such Collaboration Product including the preparation and filing of all applications for Regulatory Approvals for such Collaboration Product.

         1.9 "Dyax Companies" shall mean Dyax and a wholly-owned subsidiary of Dyax ("Subsidiary") to be formed prior to the LLC Formation Date for the purpose of holding a one percent (1%) interest in Kallikrein LLC.

         1.10 "Dyax Patent Rights" shall mean all Patent Rights owned or controlled by, or licensed (to the extent licensed and if there is the right to sublicense) to, Dyax, to the extent that such Patent Rights claim Collaboration Products or are necessary for the research, development, manufacture or commercialization of Collaboration Products in the Field. The Dyax Patent Rights in existence on the Effective Date are set forth on Schedule 1.10. This schedule will be updated by Dyax on the LLC Formation Date to include all Dyax Patent Rights owned or controlled by Dyax as of such date.


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         1.11 "Dyax Technology" shall mean all Technology owned or controlled by, or licensed (to the extent licensed and if there is the right to sublicense) to, Dyax that is necessary for, or specifically relates or is specifically useful to, the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         1.12 "Effective Date" shall mean the date first above written.

         1.13 "FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

         1.14 "Field" shall mean any and all therapeutic uses of a Collaboration Product.

         1.15 "Fully Absorbed Cost of Goods" with respect to a Collaboration Product shall mean (a) the variable costs and fixed costs incurred by a Party associated with the manufacture (inclusive of finishing processes) of batches of such Collaboration Product or (b) if such Collaboration Product is not manufactured by the Parties, the transfer price for batches of such Collaboration Product purchased from Third Party manufacturers. For purposes of this Section 1.15, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the manufacture of batches of such Collaboration Product, including quality control and quality assurance. For purposes of this Section 1.15, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the manufacture of batches of such Collaboration Product, as well as royalties payable to Third Parties in connection with the manufacture, use or sale of a Collaboration Product. Fixed costs shall be allocated to such Collaboration Product based upon the proportion of such costs directly attributable to support of the manufacturing process for such Collaboration Product. If a facility is used to manufacture Collaboration Products and products for other programs of either Genzyme or Dyax, fixed costs shall be allocated in proportion to the use of such facility for the manufacture of Collaboration Products and products for such other programs. Fully Absorbed Cost of Goods shall exclude all costs otherwise reimbursed pursuant to this Agreement. In the event that either Dyax or Genzyme subcontracts with the other Party to perform any work on its behalf in connection with the manufacturing responsibilities assigned to Dyax or Genzyme, respectively, pursuant to Section 7.2.1 hereof, Dyax and Genzyme (i) shall each directly charge Kallikrein LLC their respective Fully Absorbed Cost of Goods and
(ii) shall not include any part of the other Party's Fully Absorbed Cost of Goods in the amount so charged to Kallikrein LLC. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP.

         1.16 "GAAP" shall mean United States generally accepted accounting principles, consistently applied, except when different accounting principles are required under the terms of the Operating Agreement, in which case the accounting principles mandated under the Operating Agreement shall control.

         1.17 "Genzyme Patent Rights" shall mean all Patent Rights owned or controlled by, or licensed (to the extent licensed and if there is the right to sublicense) to, Genzyme, to the extent that such Patent Rights claim Collaboration Products or are necessary for the research,


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development, manufacture or commercialization of Collaboration Products in the
Field. The Genzyme Patent Rights in existence on the Effective Date are set forth on Schedule 1.17. This schedule will be updated by Genzyme on the LLC Formation Date to include all Genzyme Patent Rights owned or controlled by Genzyme as of such date.

         1.18 "Genzyme Technology" shall mean all Technology owned or controlled by, or licensed (to the extent licensed and if there is the right to sublicense) to, Genzyme that is necessary for or specifically relates or is specifically useful to, the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         1.19 "Joint Patent Rights" shall mean the Patent Rights that claim Joint Inventions (as such term is defined in Section 9.1.1 hereof) that are jointly discovered, made or conceived during and in connection with the Program to the extent that such Patent Rights relate to or are useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         1.20 "Joint Technology" shall mean all Technology discovered, made or conceived during and in connection with the Program, and future Technology owned or controlled by, or licensed (with the right to sublicense where possible) to, either Genzyme or Dyax relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

         1.21 "Kallikrein LLC" shall mean the Delaware limited liability company to be organized by Dyax in accordance with Section 2.1 hereof for the purpose of developing and commercializing Collaboration Products in the Territory and in the Field.

         1.22 "LLC Formation Date" shall mean the date the Certificate of Formation of Kallikrein LLC is filed with the Secretary of State of Delaware.

         1.23 "Manufacturing Know-How" shall mean all information, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience and other technology, whether or not patentable or copyrightable, and any copyrights based thereon, relating to or necessary or useful for the production, purification, packaging, storage and transportation of Collaboration Products, including without limitation specifications, acceptance criteria, manufacturing batch records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment, validation records, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including pharmacological, toxicological and clinical test data, cost data and employee training materials.

         1.24 "Manufacturing Party" shall have the meaning set forth in Section 7.3.

         1.25 "Member" shall have the meaning set forth in the Operating Agreement.

         1.26 "NDA" shall mean a New Drug Application, Biologics License Application, or similar application filed with the FDA after completion of human clinical trials to obtain marketing approval for a Collaboration Product.


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         1.27 "Net Profit" of Kallikrein LLC for any period shall be equal to
(a) the sum during such period of all revenues recognized and recorded by Kallikrein LLC during such period, including without limitation (i) revenues from sales of all Collaboration Products sold by Kallikrein LLC and (ii) all revenues received by Kallikrein LLC from Third Parties as consideration for sublicensing the manufacture, use, distribution or sale of Collaboration Products, LESS (b) all expenses incurred by Kallikrein LLC during such period, including without limitation expenses incurred in respect of Development Costs and Commercialization Costs and facility and equipment depreciation costs not otherwise accounted for. All determinations made hereunder shall be made in accordance with GAAP.

         1.28 "Operating Agreement" shall mean the Operating Agreement of Kallikrein LLC in substantially the form attached hereto as Schedule 1.28 to be entered into by Dyax, Subsidiary and Genzyme on the LLC Formation Date.

         1.29 "Patent Rights" shall mean any patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations or renewals thereof, that may be sought throughout the world.

         1.30 "Percentage Interest" shall have the meaning set forth in the Operating Agreement; PROVIDED, HOWEVER, prior to the execution of the Operating Agreement, the Percentage Interest of both Genzyme and Dyax shall be fifty percent (50%).

         1.31 "Program" shall mean the collaboration described in this Agreement.

         1.32 "Program Costs" shall mean all Program-related costs, including without limitation Development Costs and Commercialization Costs, in each case as such costs are incurred or accrued by the Parties or by Kallikrein LLC on or after the Effective Date.

         1.33 "Program Management Team" shall mean the joint team composed of representatives of Genzyme and Dyax described in Section 8.1.1 hereof.

         1.34 "Purchase Agreement" shall mean the Purchase Agreement in substantially the form attached hereto as Schedule 1.34 to be entered into by Dyax and Genzyme on the LLC Formation Date.

         1.35 "Regulatory Approvals" shall mean all approvals from regulatory authorities in any country required lawfully to manufacture and market Collaboration Products in any such country, including without limitation any NDA, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, and any product pricing approvals where applicable. Regulatory Approvals shall also include "orphan drug" designations granted by the FDA for a Collaboration Product.

         1.36 "Regulatory Scheme" shall mean the United States Public Health Service Act, the United States Food, Drug and Cosmetics Act, and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to the Collaboration


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Products in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

         1.37 "Specifications" with respect to a Collaboration Product shall mean the written specifications for such Collaboration Product determined by the Program Management Team and approved by the Steering Committee; PROVIDED that such specifications shall at all times comply with the relevant Regulatory Scheme in the country of sale and in the country of use. The Specifications may be amended from time to time by the Program Management Team provided that such amendments are approved by the Steering Committee or the written agreement of the Parties, as the case may be. Copies of such Specifications shall be maintained by both Dyax and Genzyme and shall become a part of this Agreement as if incorporated herein.

         1.38 "Steering Committee" shall mean the joint team composed of representatives of Dyax and Genzyme appointed as described in Section 8.2.1 hereof. The Steering Committee shall also be the governing body of Kallikrein LLC following the LLC Formation Date.

         1.39 "Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents, but not including Patent Rights).

         1.40 "Territory" shall mean all of the countries in the world.

         1.41 "Third Party" shall mean any entity other than Kallikrein LLC, Dyax or Genzyme and their respective Affiliates.

               ARTICLE 2 SCOPE AND STRUCTURE OF THE COLLABORATION

         2.1 General. Genzyme and Dyax desire to collaborate in developing Collaboration Products in the Field and in the Territory, with the initial focus of the Program to be on the development of a Collaboration Product for the treatment of HAE. Dyax shall initially be responsible for undertaking the Development Program as described in the Development Plan. Because the Program is at an early stage, the Parties intend to defer creating a third party vehicle for the further development and commercialization of Collaboration Products until the first Collaboration Product reaches an advanced stage of clinical development. Accordingly, at a time to be mutually agreed upon by the Parties, but in no event later than the satisfaction by Dyax of the Initial Funding Commitment (as defined in Section 4.1), Dyax will form Kallikrein LLC as the vehicle for a joint venture between Dyax and Genzyme to further develop and commercialize Collaboration Products in the Field and in the Territory. Dyax will be the sole initial member of Kallikrein LLC. Immediately following the formation of Kallikrein LLC, Kallikrein LLC will execute and become a Party to this Agreement. Immediately following the execution and delivery of this Agreement by Kallikrein LLC, Dyax will transfer and assign one percent (1%) of its interest to Subsidiary, and Subsidiary will be admitted as a member of Kallikrein LLC. Immediately thereafter, Dyax will sell and assign to Genzyme a fifty percent (50%) interest in Kallikrein LLC (subject to adjustment pursuant to Section 4.2.1 hereof and pursuant to the Operating Agreement) pursuant to the Purchase Agreement and Article 4 hereof and, upon execution and delivery of the Operating Agreement, Genzyme will be admitted as a member of Kallikrein LLC. Kallikrein LLC will then undertake the Development Program for


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each Collaboration Product, with each of the Parties assuming responsibility for those portions of the Development Program allocated to it under this Agreement. Upon completion of the Development Program, the Manufacturing Party or Parties will manufacture the Collaboration Products on behalf of Kallikrein LLC and Genzyme will market and sell the Collaboration Products in the Field and in the Territory as exclusive agent for Kallikrein LLC all on the terms and conditions set forth in this Agreement or such other terms and conditions as the Parties may agree upon.

         2.2 Exclusive Relationship. Subject to Section 3.2, neither Kallikrein LLC, Genzyme, Dyax nor any of their respective Affiliates shall independently, or with a Third Party, conduct research or development activities regarding, or engage in the manufacture, marketing, sale or distribution of, EPI-KAL-2 and any other protein/peptide product that inhibits the activity of human plasma kallikrein during the term of this Agreement other than as part of the Program. In addition, during the two-year period following termination of this Agreement, neither (a) the breaching Party and its Affiliates in the case of termination pursuant to Section 13.2.1 hereof, (b) the terminating Party and its Affiliates in the case of termination pursuant to Section 13.2.2 hereof or (c) the non-terminating Party and its Affiliates in the case of termination pursuant to Sections 13.2.3 and 13.2.4 hereof shall independently, or with a Third Party, conduct research regarding, or engage in the manufacture, marketing, sale or distribution of, protein/peptide products that inhibit the activity of human plasma kallikrein; PROVIDED, HOWEVER, that in the event that this Agreement is terminated pursuant to Section 13.2.2 hereof and the non-terminating Party does not exercise its option under Section 13.3.2(a) hereof, then the restrictions set forth in this sentence shall not apply. Notwithstanding the foregoing, nothing herein is intended to restrict Genzyme, Dyax or their respective Affiliates from conducting research or development activities regarding, or engaging in the manufacture, marketing, sale or distribution of, "small molecule" drugs (as defined in Section 1.2).

                  ARTICLE 3 GRANTS AND RESERVATIONS OF RIGHTS

         3.1 Licenses of Rights to Kallikrein LLC.

             3.1.1 Grants from Dyax. Except as otherwise expressly provided herein, Dyax will grant to Kallikrein LLC on the LLC Formation Date a worldwide, exclusive, royalty-free right and sublicense during the term of this Agreement, with the right to grant further sublicenses, under Dyax Patent Rights, Dyax Technology, the Joint Patent Rights and the Joint Technology and any Manufacturing Know-How owned or held by Dyax to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field.

             3.1.2 Grants from Genzyme. Except as otherwise expressly provided herein, Genzyme will grant to Kallikrein LLC on the LLC Formation Date a worldwide, exclusive, royalty-free right and sublicense during the term of this Agreement, with the right to grant further sublicenses, under the Genzyme Patent Rights, Genzyme Technology, Joint Patent Rights and the Joint Technology and any Manufacturing Know-How owned or held by Genzyme to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field.


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             3.1.3 Kallikrein LLC Undertakings; Sublicenses. In consideration of the licenses to be granted under this Section 3.1, Kallikrein LLC will undertake to pay all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such licenses by Kallikrein LLC for use in connection with the Program. Except as provided in
Section 3.2 below, all sublicenses granted by Kallikrein LLC shall be subject to prior approval by the Steering Committee.

             3.1.4 Rights of Kallikrein LLC to Patent Rights or Technology Developed Outside the Program. In the event that either Dyax or Genzyme develops, acquires or otherwise comes to own or control or receives a license with respect to Patent Rights, Technology or Manufacturing Know-How after the LLC Formation Date other than in connection with the Program and such Patent Rights, Technology or Manufacturing Know-How are useful in the Field and licensable or sublicensable by Dyax or Genzyme ("Additional Technology"), as the case may be, the Party owning or controlling such Additional Technology will grant to Kallikrein LLC an option exercisable at the discretion of the Steering Committee to obtain an exclusive right and license during the term of this Agreement, with the right to grant sublicenses, to such Additional Technology to the extent necessary or appropriate to enable Kallikrein LLC to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, in each case subject only to Kallikrein LLC's undertaking to pay (a) a commercially reasonable portion of all costs incurred by Dyax or Genzyme, as the case may be, to acquire or develop such Additional Technology, (b) a commercially reasonable portion of any and all development costs relating to the Additional Technology incurred by Dyax or Genzyme, as the case may be, since the date such Party acquired or developed such Additional Technology and (c) all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by Kallikrein LLC; PROVIDED, HOWEVER, that if Dyax or Genzyme, as the case may be, has more limited rights to such Additional Technology that those described above, the license subject to Kallikrein LLC's option hereunder shall be consistent with the rights held by Dyax or Genzyme, as the case may be, with respect to such Additional Technology.

         3.2 Proposals For Additional Indications. Genzyme and Dyax acknowledge and agree that the initial focus of the Program shall be the use of a Collaboration Product for the treatment of HAE. At any time during the term of this Agreement, either Genzyme or Dyax (the "Proposing Party") may make a proposal to the Steering Committee to develop a Collaboration Product for an additional disease indication. If the Steering Committee accepts such proposal within sixty (60) days of receipt thereof, the then-current Development Plan or Commercialization Plan, as applicable, shall be amended accordingly. If the Steering Committee fails or affirmatively declines to accept such proposal within sixty (60) days of receipt thereof, the Proposing Party and/or its Affiliates will be free to develop, manufacture and/or commercialize a Collaboration Product for such disease indication (an "External Product") independently of the other Party or Kallikrein LLC, either by itself or with a Third Party, within or outside the Field, and such activities shall no longer be considered to be part of the Program. An External Product shall not be considered to be a Collaboration Product for purposes of this Agreement. All up-front payments received by the Proposing Party and/or its Affiliates from a Third Party with respect to the licensing of the Proposing Party's Patent Rights, Technology or Manufacturing Know-How for use in developing, manufacturing and/or commercializing such External Product will be shared by the Parties in accordance with their Percentage Interests. All


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subsequent license fees, milestones and royalty payments relating to, or revenues generated from the sale of, such External Product, and any proceeds from the sale of all of the rights to such External Product, will be distributed in accordance with the formula set forth on Schedule 3.2 hereto. The Parties shall negotiate in good faith any license and royalty agreements necessary to permit the Proposing Party to develop and commercialize an External Product in accordance with this Section 3.2.

         3.3 Sublicenses of Rights from Kallikrein LLC to Dyax and Genzyme. Kallikrein LLC will grant to each of Dyax and Genzyme a worldwide, non-exclusive, royalty-free right and sublicense during the term of this Agreement under the Patent Rights, Technology and Manufacturing Know-How licenses granted to it pursuant to Section 3.1 solely to the extent required to permit such Party to perform its duties under this Agreement. Kallikrein LLC will also grant to each of Dyax and Genzyme a worldwide, non-exclusive, royalty-free right and license during the term of this Agreement under any Additional Technology as to which Kallikrein LLC elects to obtain a license pursuant to Section 3.1.4 above solely to the extent required to permit such Party to perform its obligations under this Agreement. Kallikrein LLC will further grant to Genzyme a worldwide, non-exclusive, royalty-free right and license during the term of this Agreement to use any and all trademarks owned or licensed (with the right to sublicense) by Kallikrein LLC in connection with the commercialization of Collaboration Products in the Field and in the Territory to the extent required to permit Genzyme to perform its duties under this Agreement.

         3.4 Reservation of Rights.

             3.4.1 Reservation by Dyax. Notwithstanding the license grants set forth in Section 3.1, Dyax will at all times reserve the rights under the Dyax Patent Rights, the Dyax Technology, the Joint Patent Rights, the Joint Technology and the Manufacturing Know-How owned or controlled by Dyax (a) to make, have made and use Collaboration Products for research and development purposes only, (b) to develop, make, have made, use, offer for sale, sell, have sold, import and export products outside the Field and (c) to grant licenses to Third Parties for the foregoing purposes.

             3.4.2 Reservation by Genzyme. Notwithstanding the license grants set forth in Section 3.1, Genzyme will at all times reserve the rights under the Genzyme Patent Rights, the Genzyme Technology, the Joint Patent Rights, the Joint Technology and Manufacturing Know-How owned or controlled by Genzyme (a) to make, have made and use Collaboration Products for research and development purposes only, (b) to develop, make, have made, use, offer for sale, sell, have sold, import and export products outside the Field and (c) to grant licenses to Third Parties for the foregoing purposes.

         3.5 Assignment of Orphan Drug Designation. Except to the extent prohibited by the Regulatory Scheme, the Parties agree to assign to Kallikrein LLC on the LLC Formation Date any "Orphan Drug" designations for any Collaboration Product which Dyax or Genzyme may receive during the term of this Agreement.


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                    ARTICLE 4 PROGRAM FUNDING; LLC INTEREST

         4.1 Initial Funding Commitment. Dyax hereby undertakes to fund the first six million dollars ($6,000,000) in Program Costs (the "Initial Funding Commitment"). At a time mutually agreed upon by the Parties, but in no event later than the satisfaction by Dyax of the Initial Funding Commitment, Dyax will form Kallikrein LLC in accordance with the provisions of Section 2.1.

         4.2 Program Funding Capital Contributions.

             4.2.1 General. Following satisfaction of the Initial Funding Commitment, Genzyme and Dyax each undertakes to make capital contributions to Kallikrein LLC in an amount equal to fifty percent (50%) of all Program Costs. In the event that either Dyax, on behalf of the Dyax Companies, or Genzyme fails to make a capital contribution to Kallikrein LLC as required by this Section 4.2.1, and the other Party does not elect to terminate this Agreement pursuant to Section 13.2.1 hereof, then the Percentage Interests in Kallikrein LLC and the future funding responsibility of the Members shall be adjusted as provided in Section 4.1(b) of the Operating Agreement.

             4.2.2 Initial Capital Contributions. Within five (5) working days after the LLC Formation Date, Dyax and Genzyme shall each make a capital contribution to Kallikrein LLC in an amount equal to one-half of the Program Costs budgeted to be incurred by Kallikrein LLC from the LLC Formation Date through and including the end of the next calendar month after the LLC Formation Date, less any amounts required to be funded solely by Dyax pursuant to the Initial Funding Commitment.

             4.2.3 Monthly Capital Contributions. With respect to each calendar month thereafter, Genzyme and Dyax, on behalf of the Dyax Companies, shall each make capital contributions to Kallikrein LLC, monthly in advance, not later than the fifteenth (15th) day of the prior calendar month, in an aggregate amount equal to one-third of the Program Costs budgeted to be incurred by Kallikrein LLC in any then-current Development Plan or Commercialization Plan for the calendar quarter in which such calendar month occurs, allocated between such Parties in accordance with the funding responsibility assumed by Genzyme and Dyax, on behalf of the Dyax Companies, pursuant to Sections 4.1 and 4.2.1 above. Upon receipt of each such capital contribution from Genzyme or Dyax, as the case may be, Kallikrein LLC shall promptly pay each of the Parties an amount equal to that portion of the budgeted Program Costs to which they are respectively entitled.

             4.2.4 Quarterly Statements; Quarterly Reconciliation. Within thirty
(30) days after the end of each of the first three (3) calendar quarters of each year and within sixty (60) days after the end of each calendar year, each of Dyax and Genzyme shall provide Kallikrein LLC with a detailed itemization of its Program Costs actually incurred during the previous quarter. Each of Dyax and Genzyme shall provide the other Party with estimates of such costs upon the reasonable request of the other Party prior to the dates such statements are due. Within thirty (30) days following receipt of the quarterly statement of actual Program Costs provided by each of Dyax and Genzyme, Dyax, on behalf of the Dyax Companies, and Genzyme shall each make an additional capital contribution to Kallikrein LLC in the amount of any actual Program

Costs shown thereon and not yet paid for which such Party has assumed funding responsibility pursuant to Section 4.2 above but only to the extent that such amount, together with all prior capital contributions to date during such year, does not exceed one hundred ten percent (110%) of the total Program Costs budgeted year-to-date through the end of the quarter to which such statement relates (except to the extent such excess is approved by the Steering Committee pursuant to Section 5.1.3 hereof). If the aggregate amount stated to be due from Kallikrein LLC in such quarterly statements for actual Program Costs is less than the amount already contributed by the Parties to the capital of Kallikrein LLC with respect to budgeted Program Costs for such calendar quarter, such excess shall be credited pro rata against the next successive monthly capital contribution due from Genzyme or Dyax hereunder.

         4.3 Distributions. Distributions shall be made quarterly to each Member in amounts determined in accordance with the Operating Agreement. Amounts available for distribution shall be calculated for each calendar quarter after the date of the first sale of a Collaboration Product following Regulatory Approval of such Collaboration Product and shall be reported to each of Dyax and Genzyme within ninety (90) days following the end of each such quarter. All distributions to the Parties will be accompanied by a report setting forth the basis for such distribution. Such reports shall be subject to audit rights as set forth in Section 4.5 below, MUTATIS MUTANDIS.

         4.4 Sale and Purchase of LLC Interest. Immediately after the assignment by Dyax of one percent (1%) of its interest in Kallikrein LLC to Subsidiary, in accordance with the terms and conditions of the Purchase Agreement, Dyax shall sell, assign and transfer to Genzyme, and Genzyme shall purchase from Dyax, a fifty percent (50%) interest in Kallikrein LLC (subject to adjustment pursuant to Section 4.2.1 hereof and pursuant to the Operating Agreement) for an aggregate amount of not more than twenty-five million ten dollars ($25,000,010) payable as set forth below:

                 (a) Genzyme shall pay to Dyax an amount of ten dollars ($10) upon execution of the Purchase Agreement;

                 (b) Genzyme shall pay to Dyax an amount of ten million dollars ($10,000,000) on the first full approval by the U.S. FDA of an NDA for the use of a Collaboration Product for any therapeutic indication; and

                 (c) Genzyme shall pay to Dyax an amount of five million dollars ($5,000,000) on the full approval by the U.S. FDA of each subsequent NDA for the use of a Collaboration Product for a new indication, up to a maximum of three
(3) such payments.

Each of the aforementioned payments shall be made in United States dollars by certified or bank check or by wire transfer within thirty (30) days following the occurrence and confirmation of each event.

         4.5 Books of Account; Audit. Genzyme shall keep and maintain proper and complete books of account, and shall maintain a bank account, on behalf of Kallikrein LLC. Dyax shall have reasonable access to such books of account and bank records upon reasonable prior notice to Genzyme. In the event that either Dyax or Genzyme reasonably deems the Program to be material to Dyax or Genzyme, as the case may be, for financial accounting purposes, then, upon such Party's request, audited financial statements of Kallikrein LLC shall be prepared by an independent accounting firm to be selected by the Steering Committee. Each of Dyax and Genzyme shall keep and maintain proper and complete records and books of account documenting all Program Costs incurred by it. Each of Kallikrein LLC, Dyax and Genzyme shall permit independent accountants retained by the other Parties to have access to its records and books for the sole purpose of determining the appropriateness of Program Costs charged by the non-auditing Party hereunder. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement and once during the three (3) calendar years following the termination hereof. If such examination reveals that such Program Costs have been misstated, any adjustment shall be promptly refunded or paid, as appropriate. The auditing Party shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of ten percent (10%) or more for the period examined, in which case the Party who received such overpayment shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the fees and expenses of the accountant.

         4.6 Enforceability of Sections 4.1 and 4.2. The agreements regarding funding commitments and capital contributions set forth in Sections 4.1 and 4.2 hereof are by and between, and for the benefit of, Genzyme and Dyax only, and are not enforceable by Kallikrein LLC or any Third Party.

                       ARTICLE 5 THE DEVELOPMENT PROGRAM

         5.1 Conduct of the Development Program.

             5.1.1 General. The Parties each agree to collaborate diligently in the development of Collaboration Products in the Field and to use commercially reasonable and diligent efforts to develop, obtain Regulatory Approvals for and bring to market Collaboration Products in the Field and in the Territory as soon as practicable, all in accordance with the Development Plan and the Commercialization Plan for such Collaboration Products. The Parties agree to execute and substantially perform and to cooperate with each other in carrying out the Development Plan and the Commercialization Plan for each Collaboration Product. Neither Dyax nor Genzyme shall be required to undertake activities in furtherance of the Development Plan or Commercialization Plan in the absence of funding pursuant to the provisions of this Agreement. As used in this Agreement, the term "commercially reasonable and diligent efforts" will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by the Party in question to its other therapeutic products at a similar stage of development and with similar commercial potential.

             5.1.2 Development Plan. Prior to the LLC Formation Date, the Development Program shall be conducted by Dyax under a Development Plan which shall describe the proposed overall program of development for each Collaboration Product, including preclinical studies, toxicology, formulation, clinical trials and regulatory plans and other key elements necessary to obtain Regulatory Approvals for such Collaboration Product. Following the LLC Formation Date, the Development Program shall be conducted by Genzyme and Dyax on behalf of Kallikrein LLC under the Development Plan in effect as of such date. Pursuant to the applicable Development Plan, development work may be subcontracted by Dyax to Genzyme, or by Kallikrein LLC to Genzyme and Dyax, as applicable, at fully absorbed costs determined by GAAP. The respective charges to Dyax or Kallikrein LLC, as the case may be, shall be invoiced following completion of the work, and shall be payable by Dyax or Kallikrein LLC, as applicable, within a commercially reasonable time thereafter (but in no event later than forty-five
(45) days of the date of invoice therefor). The Development Plan shall include a summary of estimated Development Costs expected during the development process through obtaining such Regulatory Approvals and a detailed description of and budget for all development activities proposed for each calendar year for each Collaboration Product.

             5.1.3 Initial and Updated Development Plan. The Parties have agreed to a preliminary Development Plan and initial budget for the Program for the period beginning on the Effective Date and ending on December 31, 1998. The Program Management Team shall submit an updated Development Plan and budget for the period beginning on the Effective Date and ending on December 31, 1999 to the Steering Committee for approval no later than December 1, 1998. The Development Plan shall be updated annually by the Program Management Team and submitted to the Steering Committee for review and approval not later than sixty
(60) days prior to January 1 of each year during the Development Program. Each such updated Development Plan shall include (a) an overall development plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals and (b) a detailed description and budget for the development and pre-commercialization activities proposed for the forthcoming calendar year. The Project Management Team shall be primarily responsible for preparing the annual updates to the Development Plan and, in connection with the preparation of such updates, shall consult with Genzyme and Dyax regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated Development Plan. Each such updated Development Plan approved by the Steering Committee shall be signed by an authorized representative of each of Dyax and Genzyme. The members of the Program Management Team shall actively consult with one another throughout the term of the Development Plan so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to the Development Plan may be made from time to time upon approval of the Program Management Team, significant changes in the scope or direction of the work and any changes in funding exceeding one hundred ten percent (110%) of the total amount budgeted in any calendar year for the Development Program must be approved by the Steering Committee, in the absence of which approval the most recently approved Development Plan shall remain in effect.

             5.1.4 Execution and Performance. The Development Program shall allocate among the Parties responsibility for each of the activities described therein. The Parties shall use commercially reasonable and diligent efforts to conduct the activities described in the Development Plan. The Development Plan shall be supervised by the Program Management Team. The Program Management Team will coordinate preclinical and clinical testing of the Collaboration Products and work with designated individuals at Dyax and Genzyme in the preparation of Regulatory Approval filings for the Collaboration Products.

             5.1.5 Attendance at Regulatory Meetings. Each Party shall provide the others with prior notice of all meetings and teleconferences between representatives of the notifying Party and regulatory authorities regarding any Collaboration Product. Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives participate in all such meetings and teleconferences. Each Party shall keep a reasonably detailed record of each contact between such Party and all regulatory authorities regarding any Collaboration Product and deliver a copy of such record to the other Party within three (3) business days of such contact.

         5.2 Development Information.

             5.2.1 Ownership of Pre-Clinical and Clinical Data. The Parties shall jointly own all pre-clinical and clinical trial data generated as part of the Program or otherwise funded or partially funded by the Parties. Upon the formation of Kallikrein LLC, the Parties shall assign their respective interests in such data to Kallikrein LLC and Kallikrein LLC shall thereafter own such data.

             5.2.2 Reports and Information Exchange. Each of Dyax and Genzyme shall use commercially reasonable and diligent efforts to disclose to the other Party and, if applicable, Kallikrein LLC, all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. The Party performing or supervising clinical trials of Collaboration Products in accordance with the Development Plan shall, on behalf and in the name of the owner of the clinical trial data accumulated from all clinical trials of Collaboration Products, maintain the database of such data and of adverse reaction information for all such Collaboration Products. Each Party shall also keep the Program Management Team informed as to its progress in the Development Plan. Within sixty (60) days following the end of each calendar quarter during the Development Program, each of Dyax and Genzyme shall provide the other Parties with a reasonably detailed written report describing the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Development Plan.

             5.2.3 Adverse Reaction Reporting. Each of Dyax and Genzyme shall notify the other Parties of any adverse reaction information relating to any Collaboration Product within twenty-four (24) hours of the receipt of such information and as necessary for compliance with regulatory requirements. "Adverse reaction information" includes without limitation information relating to any experience that (a) suggests a significant hazard, contraindication, side effect or precaution, (b) is fatal or life threatening, (c) is permanently disabling, (d) requires or prolongs inpatient hospitalization, (e) involves a congenital anomaly, cancer or overdose or (f) is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the Collaboration Product.

             5.2.4 Clinical and Regulatory Audits. Each of Dyax and Genzyme shall permit Kallikrein LLC and the other Party, or the representatives of Kallikrein LLC or the other Party, to have access during regular business hours and upon reasonable advance notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement, to the non-auditing Party's records and facilities relating to the Development

Program for the purpose of monitoring compliance with Good Clinical Practice and other applicable requirements of the Regulatory Scheme.

         5.3 Regulatory Approval Filings. Regulatory Approval filings in the Territory for the Collaboration Products and for the facilities used to manufacture such Collaboration Products shall be filed in the name of an entity determined by the Steering Committee. The entity in whose name such Regulatory Approval filings are filed shall give each of the Parties a right of reference in such filings if such right is not prohibited under the applicable Regulatory Scheme. Prior to submission to the FDA, the Parties, through the Program Management Team, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings. In the event that Regulatory Approvals are required to be filed in the name of an entity other than Dyax, Genzyme or Kallikrein LLC, the Steering Committee shall ensure that a duly authorized officer of such entity agrees in writing that (a) such entity shall hold the licenses issued in respect of such Regulatory Approval filings, maintain control over the manufacturing facilities, equipment and personnel, and engage in pharmacovigilence to the extent required by the Regulatory Scheme, (b) such entity shall maintain compliance with applicable Regulatory Schemes, (c) such entity shall provide manufacturing and supply services at the Fully Absorbed Cost of Goods of Collaboration Products so manufactured and supplied,
(d) the Parties shall have an irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities and (e) such entity agrees to comply with the provisions of Article 13 hereof with respect to the ownership and/or disposition of such Regulatory Approvals in the event this Agreement is terminated and to provide the level of cooperation described in Section 14.1 hereof in connection therewith.

         5.4 Facilities Visits. Representatives of Dyax and Genzyme may visit all manufacturing sites and the sites of any clinical trials or other experiments being conducted by the other Party, Kallikrein LLC or a Third Party in connection with the Development Program. If requested by the other Party, Dyax and Genzyme shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

             ARTICLE 6 SALES, MARKETING AND ADMINISTRATIVE SERVICES

         6.1 Commercialization Plans.

             6.1.1 General. The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including without limitation (a) a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the identification of any Third Parties engaged or to be engaged in connection with such activities and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (b) estimated launch date, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for such Collaboration Product, (c) a detailed budget for the Commercialization Costs to be incurred in connection with performing such Commercialization Plan, (d) reasonable due diligence obligations to be met by Genzyme with respect to commercialization objectives to be achieved during the calendar year to which the Commercialization Plan relates (such as minimum annual sales objectives) and
(e) a detailed manufacturing plan.

             6.1.2 Initial and Updated Commercialization Plans. No later than immediately prior to the completion of the submission of all Regulatory Approval filings for a Collaboration Product in any given country, Genzyme shall develop and submit to the Steering Committee for review and approval an initial Commercialization Plan in accordance with its customary standard for a product of comparable market potential, taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product. Genzyme shall be primarily responsible for developing each Commercialization Plan and, in connection therewith, shall consult with Dyax regarding the identification, timing and execution of and budget for the major commercialization tasks required to perform the Commercialization Plan. Each Commercialization Plan shall be updated annually by Genzyme, in consultation with Dyax below as herein provided, and shall be submitted to the Steering Committee for approval not later than sixty (60) days prior to January 1 of each year. Each Commercialization Plan approved by the Steering Committee shall be signed by an authorized representative of each of Dyax and Genzyme. While minor adjustments to the Commercialization Plan may be made from time to time without Steering Committee approval, significant changes in the scope or direction of the work and any changes in funding exceeding one hundred ten percent (110%) of the total amount budgeted in any calendar year for the Commercialization Plan must be approved by the Steering Committee, and in the absence of such approval, the provisions of the most recently approved Commercialization Plan shall remain in effect. Within sixty (60) days following the end of each calendar quarter after the filing of the first application for a Regulatory Approval (other than an application for "orphan drug" designation of a Collaboration Product), each of Dyax and Genzyme shall provide the other Parties with a reasonably detailed written report describing the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Commercialization Plan, including, if reasonably available, sales information for each Collaboration Product on a country-by-country basis.

         6.2 Exclusive Engagement. Kallikrein LLC will engage Genzyme on an exclusive basis to market and sell Collaboration Products within the Territory for use within the Field. Genzyme will (by itself or through its Affiliates) use commercially reasonable and diligent efforts to establish each Collaboration Product in the markets, fulfill market demand and meet the marketing and distribution goals set forth in the Commercialization Plan for such Collaboration Product.

         6.3 Orders. Genzyme shall provide written notice to Kallikrein LLC of its requirements for the Collaboration Products, setting forth the quantity of Collaboration Products required, any specifications therefor and the date required. Kallikrein LLC, on the date set forth in the applicable requirements notice, shall deliver the Collaboration Products to Genzyme for sale within the Territory. All freight, insurance, duties and all other charges associated with shipment of the Collaboration Products shall be considered Commercialization Costs for such Collaboration Products only to the extent such costs are not charged to Genzyme's customers.

         6.4 Marketing and Distribution Expenses. Genzyme's ordinary expenses incurred in the course of performing its marketing and distribution obligations hereunder shall constitute Commercialization Costs budgeted as part of the then-effective Commercialization Plan and, as such, shall be reimbursed by Dyax prior to the satisfaction by Dyax of the Initial Funding Commitment and by Kallikrein LLC after the satisfaction by Dyax of the Initial Funding Commitment, but only to the extent that such amounts, together with all other Commercialization Costs to date during such calendar year, do not exceed one hundred ten percent (110%) of the Commercialization Costs budgeted in the Commercialization Plan then in effect for such calendar year (except to the extent such excess is approved by the Steering Committee pursuant to Section
6.1.2 above). Ordinary marketing and distribution expenses include, but are not limited to, recruitment costs and salaries and associated expenses for sales and marketing personnel and support staff, advertising and promotion costs, transportation expenses including insurance (but only to the extent not charged to customers and only such proportion of all such costs directly attributable to support of the Commercialization Plan), duties and taxes, bad debt expense, and costs associated with cash and other trade discounts and allowances and other marketing concessions to customers actually allowed and taken.

         6.5 Responsibilities of Genzyme. Genzyme shall be solely responsible for all aspects of the marketing of the Collaboration Products in accordance with the strategy, policies and procedures established in the Commercialization Plan, including without limitation the responsibilities described in this
Section 6.5.

                 (a) Genzyme shall be primarily responsible for the implementation of each Commercialization Plan, including without limitation setting all terms of sale, including establishing pricing policies, credit terms and cash discounts and allowances, formulating marketing plans, negotiating agreements with Third Party distributors (if any), providing patient information, providing customer support services, providing reimbursement counseling services and sales force training.

                 (b) Genzyme shall employ sufficiently trained and experienced individuals in numbers adequate to carry out its responsibilities under this
Article 6. Sales and support personnel shall be familiar with the Collaboration Products and with competitive products and shall respond promptly to customer requests for support.

                 (c) Genzyme shall provide instructions and appropriate training to customers in the proper use and handling of the Collaboration Products and shall monitor performance of the Collaboration Products.

                 (d) Genzyme shall have sole responsibility for responding to all requests for medical information regarding Collaboration Products.

                 (e) Genzyme shall comply with all laws and government regulations applicable to the sale of Collaboration Products within the Territory.

                 (f) The Collaboration Products shall be sold under trademarks selected by the Steering Committee and owned by or licensed to Kallikrein LLC in accordance with Section 9.1.2 hereof.

                 (g) Genzyme shall maintain complete and accurate records of all movements and transactions involving Collaboration Products by an appropriate identifier and by customer so that all such movements and transactions can be traced quickly and effectively. Upon written request, Genzyme will provide copies of such records to the other Parties, with access to facilities used by Genzyme in performing its duties under this Article 6 during normal business hours and upon reasonable advance notice for the purpose of inspecting such facilities for compliance with the terms of this Agreement. The records maintained by Genzyme pursuant to this clause (g) shall be subject to the other Parties' audit rights under Section 4.5 hereof.

                 (h) Genzyme shall report to the Steering Committee in writing the occurrence of each material incident of Collaboration Product performance required to be reported to regulatory authorities, including without limitation adverse reaction information in accordance with Section 5.2.3 hereof, within three (3) business days of the happening of such occurrence.

         6.6 Responsibilities of Kallikrein LLC and Dyax. Kallikrein LLC shall supply Collaboration Products to Genzyme in accordance with notices of requirements pursuant to Section 6.3 above. Neither Kallikrein LLC nor Dyax shall actively solicit for its own account sales of Collaboration Products in the Territory. Any solicitations or requests to purchase Collaboration Products received by Kallikrein LLC or Dyax from any customer or prospective customer with its principal address or place of business located in the Territory or who Kallikrein LLC or Dyax, as the case may be, knows intends to use the Collaboration Products in the Territory or ship such Collaboration Products into the Territory shall be immediately referred to Genzyme.

         6.7 General and Administrative Services. General and administrative services required by Kallikrein LLC shall be provided at cost by either or both of Dyax and Genzyme as determined by the Steering Committee. All such costs, in addition to general and administrative costs payable to Third Parties (such as accountants) and general and administrative costs incurred by Dyax and Genzyme in satisfying their respective obligations under this Agreement, shall be considered to be Program Costs.

                        ARTICLE 7 MANUFACTURE AND SUPPLY

         Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for preclinical and clinical testing and for commercial sale upon the following terms and conditions:

         7.1 Process Development. The Parties will use commercially reasonable and diligent efforts to develop a process for the manufacture of each Collaboration Product and to scale up that process to a scale sufficient to manufacture and supply (a) the anticipated demand for preclinical studies and clinical trials of such Collaboration Product in accordance with the projections set forth in the Development Plan and (b) the anticipated market demand for such Collaboration Product at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product. The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of the Program Management Team. The Parties will use commercially reasonable and diligent efforts, and will cause any approved Third Party supplier, to make filings necessary to obtain approval of any license application for a manufacturing facility which may be required as part of any Regulatory Approval for the first Collaboration Product.

         7.2 Manufacture and Supply of Collaboration Products for Clinical Trials. Dyax will use commercially reasonable and diligent efforts to manufacture and supply, or to have manufactured and supplied, Collaboration Products for preclinical studies and clinical trials in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan. The Fully Absorbed Cost of Goods for such Collaboration Products shall be deemed Development Costs and reimbursed in accordance with the terms of this Agreement.

         7.3 Manufacture and Supply of Collaboration Products for Commercial Sale. Kallikrein LLC shall, as determined by the Steering Committee, designate one of the Parties (the "Manufacturing Party") to manufacture and supply Collaboration Products (or cause Collaboration Products to be manufactured or supplied) for commercial sale pursuant to a supply agreement entered into by Kallikrein LLC and the Manufacturing Party (a "Supply Agreement"). The terms of each Supply Agreement shall include, without limitation, the terms and conditions set forth below.

             7.3.1 General. Kallikrein LLC shall use commercially reasonable and diligent efforts to manufacture and supply Collaboration Products to meet market demand for Collaboration Products ordered in accordance with the terms hereof. The Manufacturing Party shall be entitled to charge Kallikrein LLC an amount equal to its Fully Absorbed Cost of Goods for such Collaboration Products. The costs of any failed or discarded lots shall be borne by the Manufacturing Party and shall not be considered Program Costs. The Manufacturing Party may subcontract with Genzyme, Dyax or Third Parties for the manufacture or packaging of Collaboration Products, as determined by the Steering Committee. Notwithstanding the foregoing provisions of this Section 7.3.1, to the extent required by the Regulatory Scheme, any entity selected by the Steering Committee pursuant to Section 5.3 above may be engaged by Kallikrein LLC to manufacture Collaboration Products. The respective charges to Kallikrein LLC shall be invoiced following completion of the work, and shall be payable by Kallikrein LLC within a commercially reasonable time thereafter (but in no event later than forty-five (45) days of the date of invoice therefor).

             7.3.2 Forecasts. The Program Management Team shall establish a procedure for providing forecasts of customer orders for Collaboration Products pursuant to Section 6.3 above, updating such forecasts and ordering Collaboration Product, in each case within time periods sufficient to enable Kallikrein LLC to manufacture such Collaboration Products to meet such forecasts in a commercially reasonable and diligent manner.

         7.4 Certificates of Analysis. The Manufacturing Party selected pursuant to Section 7.3 above shall perform, or cause its contract manufacturer(s) to perform, quality assurance and control tests on each lot of Collaboration Products before delivery and shall prepare, or cause its contract manufacturer(s) to prepare and deliver, a written report of the results of such tests (for purposes of Sections 7.4, 7.5 and 7.6, such contract manufacturer(s) shall be included in the definition of the term "Manufacturing Party"). Each test report shall set forth for each lot delivered the items tested, specifications and results in a certificate of analysis containing the types of information which shall have been approved by the Program Management Team or required by the FDA or other applicable regulatory authority. The Manufacturing Party shall maintain such certificates for a period of not less than five (5) years from the date of manufacture and for so long as required under applicable requirements of the FDA or other applicable regulatory authority.

         7.5 Certificates of Manufacturing Compliance. The Manufacturing Party shall prepare, or cause its contract manufacturer(s) to prepare and deliver, and maintain for a period of not less than five (5) years and for so long as required under applicable requirements of the FDA or other applicable regulatory authority for each lot of Collaboration Products manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the Program Management Team or required by the FDA or other applicable regulatory authority, which certificate will certify that the lot of Collaboration Products was manufactured in accordance with the Specifications and the Good Manufacturing Practices of the FDA or other applicable regulatory authority as the same may be amended from time to time. The Manufacturing Party shall advise the other Parties immediately if an authorized agent of the FDA or other regulatory authority visits any of the Manufacturing Party's manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products. The Manufacturing Party shall furnish to the other Parties the report by such agency of such visit, to the extent that such report relates to Collaboration Products, within ten (10) business days of the Manufacturing Party's receipt of such report, and the other Parties shall have the right to comment on any response by the Manufacturing Party to such inspecting agency.

         7.6 Access to Facilities. Each Party shall have the right to inspect those portions of the manufacturing, finish processing or storage facilities and testing labs of the Manufacturing Party where Collaboration Products are being manufactured, finished, stored or tested, or any subcontractor who is manufacturing, finishing, storing or testing Collaboration Products for the Manufacturing Party, at any time during regular business hours and upon reasonable advance notice to ascertain compliance with the Good Manufacturing Practices of the FDA or other applicable regulatory authority, as the same may be amended from time to time. Any confidential information disclosed to or otherwise gathered by the Party conducting such inspection during any such inspection shall be deemed "Information" as defined in Section 10.1 below.

                              ARTICLE 8 MANAGEMENT

         8.1 Program Management Team.

             8.1.1 General. The Parties have established a Program Management Team to oversee and control development of Collaboration Products and to prepare for and oversee the launch of Collaboration Products. The Program Management Team shall be composed of not more than three (3) representatives appointed by Dyax and three (3) representatives appointed by Genzyme. Such representatives will include individuals with expertise and responsibilities in such areas as preclinical development, clinical development, manufacturing, regulatory affairs, marketing, sales management and reimbursement. The Program Management Team shall meet as needed, but not less than monthly unless the Parties mutually agree otherwise. The Program Management Team shall appoint one of its members to act as Secretary. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Program Management Team shall agree. A Party may change one or more of its representatives to the Program Management Team at any time. Members of the Program Management Team may be represented at any meeting by another member of the Program Management Team or by a deputy. Any approval, determination or other action agreed to by a majority of the members of the Program Management Team appointed by each of Dyax and Genzyme or their deputies present at the relevant Team meeting shall be the approval, determination or other action of the Program Management Team, provided at least two (2) representatives of each of Dyax and Genzyme are present at such meeting. Representatives of either Dyax and Genzyme who are not members of the Program Management Team may attend meetings of the Program Management Team as agreed to by the representative members of the other Party. The Program Management Team may designate project leaders to the extent it deems it necessary or advisable.

             8.1.2 Development Program Functions. During the term of the Development Program, the Program Management Team shall coordinate, expedite and control the development of Collaboration Products to obtain Regulatory Approvals. The Program Management Team will (a) develop and recommend to the Steering Committee Development Plans (including annual development budgets), (b) facilitate the flow of information with respect to development work being conducted for each Collaboration Product throughout the Territory and (c) discuss and cooperate regarding the conduct of such development work.

             8.1.3 Commercialization Functions. Following submission of filings for Regulatory Approvals for the first Collaboration Product, the functions of the Program Management Team shall be expanded to include: (a) monitoring the commercialization of Collaboration Products pursuant to the Commercialization Plan, including oversight of planning, annual budgeting, manufacturing, marketing, sales and distribution, and licensing of Collaboration Products; (b) monitoring actual expenses incurred in the manufacture, marketing, sale and distribution of Collaboration Products; (c) overseeing any post-marketing studies of a Collaboration Product and (d) facilitating cooperation regarding the commercialization and marketing activities of the Parties. In addition, following the formation of Kallikrein LLC, the Program Management Team shall function as the operational staff of Kallikrein LLC.

             8.1.4 Minutes. The Program Management Team shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Program Management Team within five (5) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the Program Management Team shall at all times be available to all of the Parties.

         8.2 Steering Committee.

             8.2.1 General. The Parties have established a Steering Committee to oversee and manage the collaboration contemplated by this Agreement. The Steering Committee is and shall continue to be composed of three (3) representatives appointed by Dyax and three (3) representatives appointed by Genzyme. Such representatives will be senior officers and/or managers of their respective companies. Genzyme and Dyax shall each designate one (1) of their respective representatives on the Steering Committee to act as Co-Chairman. The Steering Committee shall appoint one (1) of its members to act as Secretary. The Steering Committee will meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree. A Party may change one or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee or by a deputy. Any approval, determination or other action agreed to by unanimous consent of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee, provided at least two
(2) representatives of each of Dyax and Genzyme are present at such meeting. Representatives of either Dyax and Genzyme who are not members of the Steering Committee may attend meetings of the Steering Committee as agreed to by the representative members of the other Party.

             8.2.2 Functions. The Steering Committee shall perform the following functions: (a) determine the overall strategy for the Program in the manner contemplated by this Agreement; (b) coordinate the activities of the Parties hereunder; (c) settle disputes or disagreements that are unresolved by the Program Management Team; (d) approve any agreements with Third Parties regarding a Collaboration Product or which involve the grant of any rights related to the development, manufacture or marketing of a Collaboration Product; (e) review and approve each Development Plan, including each significant change and annual update thereto, submitted to it pursuant to Section 5.1.3 hereof; (f) review and approve each Commercialization Plan, including each significant change and annual update thereto, submitted to it for approval pursuant to Section 6.1.2 hereof; (g) following the formation of Kallikrein LLC, serve as the governing body of Kallikrein LLC; and (h) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

             8.2.3 Minutes. The Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting and shall be approved, if appropriate, at the next meeting. All records of the Steering Committee shall at all times be available to both Dyax and Genzyme.

         8.3 General Disagreements. All disagreements within the Program Management Team and the Steering Committee shall be subject to the following:

                 (a) The representatives to the Program Management Team or Steering Committee will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. In the case of the Program Management Team, any unresolved dispute shall be referred to the Steering Committee for good faith negotiations for an additional period of not less than thirty (30) days to attempt to resolve the dispute.

                 (b) In the event that the dispute is not resolved after the period specified in clause (a), the representatives shall promptly present the disagreement to the Chief

Executive Officers of Dyax and Genzyme or a designee of such Chief Executive Officer reasonably acceptable to the other Party.

                 (c) Such executives shall meet or discuss in a telephone or video conference each of Dyax and Genzyme's views and explain the basis for such dispute.

                 (d) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in Section 14.10 hereof.

                     ARTICLE 9 INTELLECTUAL PROPERTY RIGHTS

         9.1 Ownership. The Parties acknowledge that the ownership rights set forth herein (a) shall not be affected by the participation in the discovery or development of an Invention (as defined below) by the Program Management Team or the Steering Committee in the course of discharging their duties hereunder and
(b) are subject to the license grants set forth in Article 3 above.

             9.1.1 Ownership and Assignment of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in connection with the Program solely by employees of Dyax or others acting on behalf of Dyax ("Dyax Inventions") shall be owned by Dyax. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program solely by employees of Genzyme or others acting on behalf of Genzyme ("Genzyme Inventions") shall be owned by Genzyme. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program jointly by employees of Dyax and Genzyme ("Joint Inventions") shall be jointly owned by Genzyme and Dyax. Each of Dyax and Genzyme shall promptly disclose to Kallikrein LLC and the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party. All Dyax Inventions, Genzyme Inventions and Joint Inventions shall be automatically licensed to Kallikrein LLC in accordance with the provisions of Section 3.1 hereof.

             9.1.2 Ownership of Trademarks. The Steering Committee shall select and Kallikrein LLC shall own all trademarks for the sale and use of Collaboration Products in the Territory, and all expenses thereof shall be considered Program Costs. All such trademarks shall be registered in the name of Kallikrein LLC if and when registered. In the event that the applicable laws and regulations of any country in which the Steering Committee elects to register any such trademark require that such trademark be registered in the name of an entity other than Kallikrein LLC, or if the Steering Committee determines that it is in the best interests of the parties, then the Steering Committee shall select such entity and ensure that a duly authorized officer of such entity agrees in writing that such entity shall (a) grant Kallikrein LLC a worldwide, exclusive, fully-paid, royalty-free, irrevocable (during the term of this Agreement) right and license (with the right to grant sublicenses) to use such trademark and (b) comply with the provisions of Article 13 hereof with respect to the ownership and/or disposition of such trademark in the event this Agreement is terminated and provide the level of cooperation described in Section 14.1 hereof in connection therewith.

             9.1.3 Cooperation of Employees. Each of Dyax and Genzyme represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of Dyax or Genzyme, Dyax or Genzyme, as applicable, shall have the right to obtain licenses for all Inventions made by such non-employees on behalf of Dyax or Genzyme, as applicable, in accordance with the policies of said company or institution. Dyax and Genzyme agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

         9.2 Filing, Prosecution and Maintenance of Patent Rights.

             9.2.1 Filing, Prosecution and Maintenance. Each of Dyax and Genzyme shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Patent Rights. The Steering Committee shall designate either Dyax or Genzyme as the Party responsible for the filing, prosecution and maintenance of all patent applications and patents which make up the Joint Patent Rights. For so long as any of the license grants set forth in
Article 3 hereof remain in effect and upon request of the other Party, each of Dyax and Genzyme agrees to file and prosecute patent applications and maintain the patents covering the Patent Rights for which it is responsible in all countries in the Territory selected by the Steering Committee. Each of Dyax and Genzyme shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to the other Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the filing Party shall incorporate all such comments.

             9.2.2 Patent Filing Costs. All costs associated with filing, prosecuting and maintaining patent applications and patents covering each of Dyax and Genzyme's Patent Rights and the Joint Patent Rights specific to the Field in the Territory (including costs relating to patent oppositions, interferences, reexaminations and reissues) shall be deemed Development Costs; PROVIDED, HOWEVER, that if the subject matter of any such Patent Rights would include claims outside the Field, one-half (1/2) of such costs shall be deemed Development Costs.

         9.3 Cooperation. Each of Dyax and Genzyme shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of Dyax and Genzyme shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

         9.4 Notification of Patent Term Restoration. Each of Dyax and Genzyme shall notify the other Party of (a) the issuance of each United States patent included within the Patent Rights for which the notifying Party is responsible, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Rights for which the notifying Party is responsible which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to Sections 101 and 103 of such Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to such Act. Each of Dyax and Genzyme shall notify the other Party of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Rights for which the notifying Party is responsible.

         9.5 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant either Party any license or other right in the Patent Rights of the other Party for uses other than as specified in Article 3 hereof and this Article 9.

         9.6 Enforcement of Patent Rights; Defense of Infringement Actions. Dyax and Genzyme shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications for which it is responsible pursuant to Section 9.2 above or if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of a Collaboration Product or because of attempts to invalidate Patent Rights.

             9.6.1 First Right to Respond. Each of Dyax and Genzyme shall have the first right to respond to or defend (in consultation with the Steering Committee) against such challenge or infringement of the Patent Rights for which it is responsible pursuant to Section 9.2 above or charge of infringement. Such right shall be exercised in a diligent and timely manner in order to protect the rights of the Parties in the Patent Rights. In the event such Party elects to so respond or defend, the other Party will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party to enforce its Patent Rights, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

             9.6.2 Sharing of Litigation and Settlement Expenses. The costs incurred (a) in responding to or defending against a challenge to or infringement of a Party's Patent Rights specific to the Field or a charge that the manufacture, use or sale of Collaboration Products infringe upon the Patent Rights of Third Parties, (b) in settling any such actions, which may not be done without the prior written consent of the Steering Committee, which consent shall not be unreasonably withheld or delayed, and (c) as damages paid as a result of such actions shall be deemed Program Costs.

             9.6.3 Second Right to Respond. If a Party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights as provided in Section 9.6.1 above within thirty (30) days of becoming aware of or being notified of such challenges or infringements, then the other Party shall have the option to do so at its sole cost; PROVIDED that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Party with respect to the response or defense thereof.

                           ARTICLE 10 CONFIDENTIALITY

         10.1 Nondisclosure Obligations. Except as otherwise provided in this
Article 10, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall, and Dyax shall cause Subsidiary to, maintain in confidence and use only for purposes specifically authorized under this Agreement (a) confidential information and data resulting from or related to the development, commercialization or marketing of Collaboration Products and (b) all information and data not described in clause (a) but supplied by one Party to the other under this Agreement or in the course of the Parties' due diligence investigations prior to the execution of this Agreement and marked or identified as "Confidential."

         For purposes of this Article 10, information and data described in clause (a) or (b) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, employees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to substantially the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, PROVIDED that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, PROVIDED that such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without use of the other Party's Information or breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, PROVIDED that the receiving Party notifies the other Party immediately upon receipt of any such subpoena.

         10.2 Terms of this Agreement; Press Releases. The Parties agree to seek confidential treatment for any filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, Dyax and Genzyme each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. The Parties agree that all press releases related to the Program shall be issued jointly by Dyax and Genzyme and that the Party preparing any such press release shall provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such press release.

         10.3 Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to a representative of the other Party (the "Reviewing Party") on the Program Management Team a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an abstract of such oral disclosure at least ten (10) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right to
(a) request a delay in publication or presentation in order to protect patentable information, (b) propose modifications to the publication for patent reasons or (c) request that the information be maintained as a trade secret.

         If the Reviewing Party requests a delay as described in clause (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of thirty (30) days, in the case of proposed written disclosures, or ten (10) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

         To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause
(b) above. If a trade secret that is the subject of a request made under clause
(c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

                   ARTICLE 11 REPRESENTATIONS AND WARRANTIES

         11.1 Authorization. Each Party warrants and represents to the other Parties that (a) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, (b) this Agreement has been duly executed and delivered and is a valid and binding agreement of such Party, enforceable in accordance with its terms, (c) such Party has obtained all necessary approvals to the transactions contemplated hereby and (d) such Party has not made and will not make any commitments to others in conflict with or in derogation of such rights or this Agreement.

         11.2 Intellectual Property Rights. On the LLC Formation Date, and prior to granting the licenses set forth in Article 3 hereof, the Parties will represent and warrant to each other as follows:

              11.2.1 Dyax will represent and warrant that, as of the LLC Formation Date, (a) the Dyax Patent Rights and the Dyax Technology are free and clear of any lien or other encumbrance and (b) it has the right to (i) enter into the obligations set forth in this Agreement and (ii) grant the rights and licenses set forth in Article 3 hereof.

              11.2.2 Genzyme will represent and warrant that, as of the LLC Formation Date, (a) the Genzyme Patent Rights and the Genzyme Technology are free and clear of any lien or other encumbrance and (b) it has the right to (i) enter into the obligations set forth in this Agreement and (ii) grant the rights and licenses set forth in Article 3 hereof.

        11.3 Warranties.

              11.3.1 Genzyme Warranties. Genzyme warrants that (i) any Collaboration Products delivered by Genzyme pursuant to Section 7.3 hereof, if any, will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process and (ii) the Collaboration Products sold pursuant to Section 6.2 hereof will be marketed and sold in all material respects in accordance with the conditions of all applicable laws and regulations, including any applicable Regulatory Approvals and any applicable labeling claims.

              11.3.2 Dyax Warranties. Dyax warrants that any Collaboration Products delivered by Dyax pursuant to Sections 7.2 or 7.3 hereof will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process.

         11.4 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF DYAX, GENZYME OR KALLIKREIN LLC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

         11.5 Limitation of Liability. It is agreed by the Parties that no Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Section 12.1 hereof.

                              ARTICLE 12 INDEMNITY

         12.1 Indemnity Obligations Prior to the LLC Formation Date. Each Party (the "Indemnifying Party") shall defend, indemnify and hold harmless the other Party (the "Indemnified Party") and its directors, officers, employees and agents from and against any and all claims, liabilities, losses and expenses, including attorney's fees, incurred by or asserted against the Indemnified Party or any of the foregoing prior to the LLC Formation Date arising out of the development, testing, manufacture, handling or storage by the Indemnifying Party of any Collaboration Product in accordance with the Development Plan or Commercialization Plan, as the case may be, except to the extent such claims, liabilities, losses and expenses result from the negligent, reckless or intentional acts or omissions of the Indemnified Party, in which case the Indemnified Party shall indemnify and hold harmless the Indemnifying Party and its directors, officers, employees and agents.

         12.2 Kallikrein LLC Indemnity Obligations. The Operating Agreement shall provide that Kallikrein LLC shall indemnify each of the Members and its Affiliates, employees and agents (each an "Indemnified Person") for any act performed by such Indemnified Person within the scope of the authority conferred upon such Indemnified Person under this Agreement; PROVIDED that it shall be a condition to such indemnity that (a) the Indemnified Person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of Kallikrein LLC, (b) the act for which indemnification is sought did not constitute gross negligence or willful misconduct by such Indemnified Person and (c) payment and indemnification of any matter disposed of by a compromise payment by such Indemnified Person, pursuant to consent decree or otherwise, shall have been approved by the Members, which approval shall not be unreasonably withheld or delayed, or by a court of competent jurisdiction.

         12.3 Insurance.

              12.3.1 Kallikrein LLC shall obtain and maintain product liability insurance with respect to the design, development, manufacture, modification, distribution and sale of Collaboration Products and comprehensive general liability insurance, each in amounts reasonably believed by Genzyme and Dyax to be adequate and customary for the development, manufacture and sale of novel therapeutic products and for the property of Kallikrein LLC. Each such insurance policy shall be for an amount determined by the Steering Committee. The insurance will contain a deductible to be determined by the Steering Committee. Genzyme shall obtain and maintain such insurance on behalf of Kallikrein LLC. The aforementioned product liability and comprehensive general liability insurance shall be obtained as soon as practicable after the LLC Formation Date, but in no event later than ninety (90) days thereafter, from an insurance carrier approved by the Steering Committee. The costs of all such insurance shall be included in the Program Costs.

              12.3.2 Genzyme and Dyax shall each maintain at their own cost similar product liability and comprehensive general liability insurance coverage in amounts reasonably determined by the Steering Committee from time to time. Genzyme and Dyax shall each also provide coverage for Kallikrein LLC after the LLC Formation Date in excess of any valid and collectible insurance available from Kallikrein LLC by including their respective Percentage

Interests under their respective product liability insurance policies to the extent their respective interests appear and to the extent such Parties are legally obligated to pay. Genzyme shall also provide coverage for Kallikrein LLC under its property and transit insurance policies, with the costs of the associated insurance premiums to be included in the Program Costs subject to reimbursement by Kallikrein LLC within thirty (30) days after receipt of an invoice therefor.

              12.3.3 Each Party will furnish the other Parties a certificate(s) from an insurance carrier (having a minimum AM Best rating of B) showing all insurance set forth above.

              12.3.4 The insurance certificate(s) showing Kallikrein LLC's insurance will include the following statement: "The insurance certified hereunder is applicable to all contracts between Genzyme Corporation, Dyax Corp. and the Insured. This insurance may be canceled or altered only after ten (10) days' written notice to Genzyme Corporation and Dyax Corp." The insurance, and the certificate(s), will (a) name each of Genzyme and Dyax (including their respective officers, directors, employees, Affiliates, agents, successors and assigns) as additional insureds with respect to matters arising from this Agreement, (b) provide that such insurance is primary to any liability insurance carried by Genzyme and Dyax and (c) provide that underwriters and insurance companies of Kallikrein LLC may not have any right of subrogation against Genzyme or Dyax (including their respective officers, directors, employees, servants, Affiliates, agents, successors and assigns) except in the event a claim results from Genzyme's or Dyax's respective gross negligence or willful misconduct. Such certificate(s) shall be made available to each Party upon reasonable advance request.

              12.3.5 The Steering Committee shall review the adequacy of the insurance described above on a quarterly basis and the Steering Committee shall have the power to reasonably direct the modification of such insurance.

                        ARTICLE 13 TERM AND TERMINATION

         13.1 Term. The term of this Agreement shall be perpetual unless terminated pursuant to Section 13.2 below.

         13.2 Termination. This Agreement may be terminated in the following circumstances:

              13.2.1 For Certain Material Breaches. If either Dyax or Genzyme
(a) fails to use commercially reasonable and diligent efforts to perform any material duty imposed upon such Party under this Agreement or a Development Plan or Commercialization Plan or (b) following the formation of Kallikrein LLC, fails to make two (2) or more capital contributions in accordance with
Article 4 hereof, and such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party may elect, in its sole discretion, to (i) in the case of clause (b) above, waive the terms of Article 4 hereof with respect to any one or more required capital contributions and cause the respective Percentage Interests and future funding responsibilities of the Parties to be adjusted in accordance with Section 4.2.1 hereof or (ii) terminate this Agreement with the consequences set forth in Section 13.3.1 below. Such 90-day period shall be extended to one hundred eighty (180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such

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

90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

              13.2.2 For Convenience. Either Dyax or Genzyme may elect to terminate this Agreement for any reason at any time after the satisfaction by Dyax of the Initial Funding Commitment upon one (1) year prior written notice to the other Party (during which one year period the obligations of the Parties, including without limitation obligations with respect to the funding of Program Costs, shall continue in full force and effect) with the consequences set forth in Section 13.3.2 below.

              13.2.3 Upon Change of Control. Either Dyax or Genzyme may terminate this Agreement with the consequences set forth in Section 13.3.3 in the event that the other Party is a party to a transaction involving (a) a merger or consolidation in which such party is not the surviving entity or (b) the sale of all or substantially all of the assets of such Party to a Third Party. Termination of this Agreement pursuant to this Section 13.2.3 shall be effective as of the effective date of such transaction.

              13.2.4 Upon Bankruptcy. Either Dyax or Genzyme may terminate this Agreement with the consequences set forth in Section 13.3.4 below upon the bankruptcy, insolvency, dissolution or winding-up of the other Party, except in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

        13.3 Effects of Termination.

              13.3.1 For Certain Material Breaches. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, Dyax and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 13.2.1(ii) above:

                 (a) the non-breaching Party shall obtain from the breaching Party the irrevocable right and license, with the right to grant sublicenses, under the breaching Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the breaching Party shall execute such documents and take all action as may be necessary or desirable to effect the foregoing; PROVIDED that such license shall be for the same level of exclusivity as the rights that had been or would be granted with respect thereto under Section 3.1 hereof; and PROVIDED, FURTHER, that any license granted hereunder shall be subject to the obligation of the non-breaching Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                 (b) if applicable, the breaching Party shall assign and transfer all of its interest in Kallikrein LLC to the non-breaching Party, and the non-breaching Party may dissolve Kallikrein LLC in its sole discretion; provided that in the event that Dyax is the breaching party, it shall also cause Subsidiary to assign and transfer all of its interest in Kallikrein LLC to Genzyme.

                 (c) (i) any licenses granted pursuant to Article 3 shall be revoked, (ii) if Kallikrein LLC does not yet exist or is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than Kallikrein LLC or the non-breaching Party pursuant to Section 5.3 hereof), pre-clinical and clinical data owned or licensed by Kallikrein LLC or the breaching Party and any trademarks owned or licensed by Kallikrein LLC (other than any trademarks registered in the name of an entity other than Kallikrein LLC or the non-breaching Party pursuant to
Section 9.1.2 hereof) shall be assigned or licensed to the non-breaching Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than Kallikrein LLC or the non-breaching Party shall be
(A) exclusively licensed to Kallikrein LLC, the non-breaching Party or any Third Party or Affiliate designated by such Party until such time as Kallikrein LLC, the non-breaching Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to Kallikrein LLC, the non-breaching Party or its designee, as appropriate, as soon as practicable thereafter; and

                 (d) the non-breaching Party shall become obligated to pay the breaching Party an amount equal to (i) eighty percent (80%) of the Fair Value (as defined in Section 13.3.5 below) of the breaching Party's interest in the Collaboration Products as of the date of termination, plus (ii) if applicable, the non-terminating Party's Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination after deduction of net assets included in the Fair Value of Collaboration Products, plus (iii) interest thereon at the Base Rate of interest declared from time to time by BankBoston, N.A. in Boston, Massachusetts from the date of termination to the date payment is made (the "Breach Buyout Amount"), payable as follows:

                     (1) if the non-breaching Party elects to sell or otherwise dispose of all or any portion of its or its Affiliates' right, title and interest in the Collaboration Products, then the non-breaching Party shall, upon any such sale or other disposition, pay the breaching Party an amount equal to seventy-five percent (75%) of the net proceeds of such sale or other disposition when such payments are actually paid;

                     (2) for as long as the non-breaching Party (together, in the case of Dyax with Subsidiary) has not sold or otherwise disposed of all or a portion of its (together in the case of Dyax, with Subsidiaries) right, title and interest in the Collaboration Products which is equal to or greater than the breaching Party's (together in the case of Dyax, with Subsidiaries) Percentage Interest as of the date of termination, the non-breaching Party shall pay the breaching Party (and, in the event that Dyax is the breaching Party, Subsidiary) a percentage of Net Profits, which percentage shall equal (i) the breaching Party's (and, in the event that Dyax is the breaching Party, Subsidiaries) Percentage Interest as of the date of termination minus (ii) a percentage equal to the portion of the right, title and interest in the Collaboration Products sold or otherwise disposed of by the non-breaching Party (and in the event that Dyax is the non-breaching Party, Subsidiary) as described in the preceding paragraph; and

                     (3) on the fourth anniversary of the date of termination, the non-breaching Party shall pay the breaching Party (and, in the event that Dyax is the breaching Party, Subsidiary) the difference between the aggregate amounts paid pursuant to clauses (1) and (2) above and the Breach Buyout Amount;

PROVIDED, that the aggregate amount of all payments made under clauses (1), (2) and (3) shall not exceed the Breach Buyout Amount.

              13.3.2 For Convenience. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, Subsidiary shall have the following rights and Dyax and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 13.2.2 above:

                     (a) the non-terminating Party shall have an option exercisable upon written notice to the terminating Party within the one-year period provided in Section 13.2.2 hereof to obtain from the terminating Party the irrevocable right and license, with the right to grant sublicenses, under the terminating Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; PROVIDED that such license shall be for the same level of exclusivity as the rights that had been or would be granted with respect thereto under Section 3.1; and PROVIDED, FURTHER, that any license granted hereunder shall be subject to the obligation of the non-terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                     (b) if applicable, upon exercise of its license option provided in paragraph (a) of this Section 13.3.2, the terminating Party shall assign and transfer all of its interest in Kallikrein LLC to the non-terminating Party, and the non-terminating Party may dissolve Kallikrein LLC in its sole discretion;

                     (c) upon exercise of its license option provided in paragraph (a) of this Section 13.3.2, (i) any licenses granted pursuant to
Article 3 shall be revoked, (ii) if Kallikrein LLC does not yet exist or is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than Kallikrein LLC or the non-terminating Party pursuant to Section 5.3 hereof), pre-clinical and clinical data owned or licensed by Kallikrein LLC or the terminating Party and any trademarks owned or licensed by Kallikrein LLC (other than any trademarks registered in the name of an entity other than Kallikrein LLC or the non-terminating Party pursuant to Section 9.1.2 hereof) shall be assigned to the non-terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than Kallikrein LLC or the non-terminating Party shall be (A) exclusively licensed to Kallikrein LLC, the non-terminating Party or any Third Party or Affiliate designated by such Party until such time as Kallikrein LLC, the non- terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to Kallikrein LLC, the non-terminating Party or its designee, as appropriate, as soon as practicable thereafter;

                     (d) upon the exercise of its license option provided in paragraph (a) of this Section 13.3.2, the non-terminating Party shall become obligated to pay to the terminating

Party an amount equal to (i) one hundred percent (100%) of the Fair Value (as defined in Section 13.3.5 below) of the terminating Party's interest in the Collaboration Products as of the date of termination (or, in the event that Dyax is the non-terminating Party, Genzyme shall pay the Dyax Companies an amount equal to one hundred percent (100%) of the Fair Value of the Dyax Companies' aggregate interest in the Collaboration Products as of the date of termination) plus (ii) if applicable, the non-terminating Party's Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination after deduction of net assets included in the Fair Value of Collaboration Products, plus (iii) interest thereon at the Base Rate of interest declared from time to time by BankBoston, N.A. in Boston, Massachusetts from the date of termination to the date payment is made (the "Convenience Buyout Amount"), payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 13.3.1(d), MUTATIS MUTANDIS; PROVIDED, HOWEVER, that if Genzyme is the terminating Party and Dyax has not paid the outstanding balance under the Convenience Buyout Amount on the fourth anniversary of the date of termination, Genzyme shall make available to Dyax a line of credit for such outstanding balance, such line of credit to have a five (5) year term and to bear interest at a rate equal to two percent (2%) above the Base Rate of interest declared from time to time by BankBoston, N.A. in Boston, Massachusetts, and

                     (e) if the license option provided in paragraph (a) of this
Section 13.3.2 is not exercised, then all right, title and interest in the Collaboration Products shall be sold to the highest bidder within eighteen (18) months from the date of termination and the proceeds shall be allocated between the Members in proportion to their Percentage Interests as of the date of termination and if applicable, Kallikrein LLC shall be dissolved.

              13.3.3 Upon a Change of Control. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, Dyax and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to
Section 13.2.3:

                     (a) the terminating Party shall have the exclusive, irrevocable and, except as provided in Section 13.3.3(d), royalty-free right and license, with the right to grant sublicenses, under the non-terminating Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Territory and in the Field, and the non-terminating Party shall execute such documents and take all action as may be necessary or desirable to effect the foregoing; PROVIDED that such license shall be for the same level of exclusivity as the rights that had been or would be granted with respect thereto under Section 3.1; and PROVIDED, FURTHER, that any license granted hereunder shall be subject to the obligation of the terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                     (b) if applicable, the non-terminating Party shall assign and transfer all of its interest in Kallikrein LLC to the terminating Party, and the terminating Party may dissolve Kallikrein LLC in its sole discretion; PROVIDED that in the event that Dyax is the non-terminating party, it shall also cause Subsidiary to assign and transfer all of its interest in Kallikrein LLC to Genzyme;

                     (c) (i) any licenses granted to Article 3 shall be revoked,
(ii) if Kallikrein LLC does not yet exist or is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than Kallikrein LLC or the terminating Party pursuant to Section
5.3 hereof), pre-clinical and clinical data owned or licensed by Kallikrein LLC or the non-terminating Party and any trademarks owned or licensed by Kallikrein LLC (other than any trademarks registered in the name of an entity other than Kallikrein LLC or the terminating Party pursuant to Section 9.1.2 hereof) shall be assigned or licensed to the terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than Kallikrein LLC or the terminating Party shall be (A) exclusively licensed to Kallikrein LLC, the terminating Party or any Third Party or Affiliate designated by such Party until such time as Kallikrein LLC, the terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to Kallikrein LLC, the terminating Party or its designee, as appropriate, as soon as practicable thereafter; and

                     (d) the terminating Party (the "Offeror") shall, pursuant to the conditions set forth in this Section 13.3(d), give the other Party (Genzyme in the case Dyax is terminating or the Dyax Companies in the case Genzyme is terminating, in either case the "Offeree") at the time of termination written notice of the Offeror's intention to purchase Offeree's entire interest in and to (i) the Collaboration Products as of the date of termination and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination (the "Notice of Offer"). The Notice of Offer shall state therein the specific price, terms and conditions under which the Offeror agrees to purchase Offeree's entire interest in and to (i) the Collaboration Products as of the date of termination and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination; PROVIDED, HOWEVER, that the purchase price shall be paid in cash, publicly-traded and registered securities or as the Parties otherwise agree. The Offeree shall then have ninety (90) days (the "Acceptance Period") from the receipt of the Notice of Offer to give notice (the "Notice of Acceptance") of the Offeree's intention to accept the offer of the Offeror and shall sell Offeree's entire interest in and to (i) the Collaboration Products as of the date of termination and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination to Offeror for the price and upon such terms and conditions as set forth in the Notice of Offer. In the event the Offeree gives such Notice of Acceptance, a closing shall be held within ninety (90) days of the receipt of the Notice of Acceptance by the Offeror. In the event the Offeree elects not to accept the Offeror's offer to purchase, by giving the Offeror written notice thereof, or by failing to give the appropriate Notice of Acceptance within the Acceptance Period, the Offeree shall thereby automatically be bound to purchase Offeror's entire interest in and to (i) the Collaboration Products as of the date of termination and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination for the same price (as adjusted for Percentage Interest, if necessary) and upon such terms and conditions as specified in the Notice of Offer. In such event, a closing shall be held within ninety (90) days of the earlier to occur of the expiration of the Acceptance Period and the date of receipt of the written rejection, whichever is the first to occur. In addition to any other remedies provided by this Agreement, in the event the Offeree rejects the offer contained in the Notice of Offer, but thereafter fails for any reason to timely close as provided herein above, the Offeree shall, by such failure to close, be deemed to have accepted the original offer contained in the Notice of Offer, and shall thereafter sell Offeree's entire interest in and to (i) the Collaboration Products as of the date of termination and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination to the Offeror pursuant to the terms of the Notice of Offer. For purposes of Sections 13.3.3
(a)-(c) above, the Party purchasing the other Party's interest in (i) the Collaboration Products and (ii) if applicable, the Percentage Interest of the net asset value of Kallikrein LLC shall be deemed to be the terminating Party and the other Party shall be deemed to be the non-terminating Party.

              13.3.4 Upon Bankruptcy. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, Dyax and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 13.2.4 above:

                     (a) the terminating Party shall obtain from the non-terminating Party the irrevocable right and license, with the right to grant sublicenses, under the non-terminating Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the non-terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; PROVIDED that such license shall be for the same level of exclusivity as the rights that had been or would be granted with respect thereto under Section 3.1 hereof; and PROVIDED, FURTHER, that any license granted hereunder shall be subject to the obligation of the terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

                     (b) if applicable, the non-terminating Party shall assign and transfer all of its interest in Kallikrein LLC to the terminating Party, and the terminating Party may dissolve Kallikrein LLC in its sole discretion;, PROVIDED that in the event that Dyax is the non-terminating Party, it shall also cause Subsidiary to assign and transfer all of its interest in Kallikrein LLC to Genzyme.

                     (c) (i) any licenses granted to Article 3 shall be revoked,
(ii) if Kallikrein LLC does not yet exist or is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than Kallikrein LLC or the terminating Party pursuant to Section
5.3 hereof), pre-clinical and clinical data owned or licensed by Kallikrein LLC or the non-terminating Party and any trademarks owned or licensed by Kallikrein LLC (other than any trademarks registered in the name of an entity other than Kallikrein LLC or the terminating Party pursuant to Section 9.1.2 hereof) shall be assigned or licensed to the terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than Kallikrein LLC or the terminating Party shall be (A) exclusively licensed to Kallikrein LLC, the terminating Party or any Third Party or Affiliate designated by such Party until such time as Kallikrein LLC, the terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to Kallikrein LLC, the terminating Party or its designee, as appropriate, as soon as practicable thereafter; and

                     (d) the terminating Party shall become obligated to pay to the non-terminating Party an amount equal to (i) one hundred percent (100%) of the Fair Value (as defined in Section 13.3.5 below) of the non-terminating Party's interest in the Collaboration Products as of the date of termination (or, in the event that Dyax is the non-terminating Party,

Genzyme shall pay the Dyax Companies an amount equal to one hundred percent (100%) of the Fair Value of the Dyax Companies' aggregate interest in the Collaboration Products as of the date of termination), plus (ii) if applicable, the non-terminating Party's Percentage Interest of the net asset value of Kallikrein LLC as of the date of termination after deduction of net assets included in the Fair Value of Collaboration Products, plus (iii) interest thereon at the Base Rate of interest declared from time to time by BankBoston, N.A. in Boston, Massachusetts from the date of termination to the date payment is made (the "Bankruptcy Buyout Amount"), payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 13.3.1(d), MUTATIS MUTANDIS.

              13.3.5 Fair Value. For purposes of this Section 13.3, the "Fair Value" of a Party's interest in the Collaboration Products shall be the amount an informed and willing buyer under no compulsion to buy would be willing to pay and an informed and willing seller under no compulsion to sell would be willing to accept for all right, title and interest in such Party's interest in the Collaboration Products, determined as of the date of termination, which determination shall be made by the mutual agreement of Dyax and Genzyme. In the event that Dyax and Genzyme are unable to agree upon the Fair Value within one hundred and twenty (120) days of the date of termination, the Fair Value shall be determined by an investment banking firm selected by mutual agreement of Dyax and Genzyme, and the costs and expenses incurred in connection with the engagement of such investment banking firm shall be shared equally by Dyax and Genzyme.

         13.4 Inventory. Upon the termination of this Agreement, if Genzyme does not obtain a license pursuant to Section 13.3 hereof, Dyax shall have the option to repurchase Genzyme's inventory of Collaboration Products acquired by Genzyme pursuant to Article 6 hereof. Within ten (10) days after such termination, Dyax shall elect in writing to either (a) permit Genzyme to sell off its remaining inventory of Collaboration Products, PROVIDED that Genzyme shall comply with all of the terms and conditions of this Agreement restricting such selling activities as in effect immediately prior to such termination, or (b) repurchase Genzyme's inventory of Collaboration Products. If Dyax fails to make such an election, Genzyme shall be permitted to sell-off its remaining inventory of Collaboration Products in accordance with clause (a) of this Section 13.4. Any repurchase of Genzyme's inventory of Collaboration Products shall be at the price as stated in Genzyme's then-current price list, LESS a handling charge to be reasonably determined by the Parties in good faith.

         13.5 Survival of Rights and Duties. No termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such termination. The provisions of Article 1, Sections 2.2, 3.4, 4.3, 4.5, 9.1.1, 9.1.3, 9.3, 9.5, Article 10, Article 12, Sections 13.2, 13.3, 13.4, 14.1, 14.3,
14.4, 14.8, 14.9, 14.10 and 14.11 hereof shall survive any termination of this Agreement.

                            ARTICLE 14 MISCELLANEOUS

         14.1 Cooperation. If either Dyax or Genzyme (the "Assuming Party") shall assume the Program rights from the other Party (the "Responsible Party") in accordance with the provisions of Article 13 hereof, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing

Know-How and access to regulatory filings sufficient to allow the Assuming Party to perform the duties assumed. The Responsible Party shall further use its best efforts to provide all assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to perform such duties as soon as possible to minimize any disruption in the continuity of supply or marketing of Collaboration Products. If the Responsible Party is the Manufacturing Party for a Collaboration Product, the Responsible Party shall, at the option of the Assuming Party, supply such Collaboration Product to the Assuming Party, at a mutually agreeable price not to exceed the Fully Allocated Cost of Goods for such Collaboration Product, until the earlier of: (i) twenty-four (24) months from the effective date of termination and (ii) six (6) months after the Assuming Party delivers notice to the Responsible Party that the Assuming Party is able to manufacture such Collaboration Product. In addition, if upon the date this Agreement is terminated Collaboration Products are being manufactured in facilities owned or leased by the Responsible Party (including facilities subleased by Kallikrein LLC from the Responsible Party), the Responsible Party agrees to lease such facilities to the Assuming Party on commercially reasonable terms for a period of up to twenty-four (24) months.

         14.2 Exchange Controls. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country in which Collaboration Products are sold, payment shall be made through such lawful means or methods as the Parties may determine in good faith.

         14.3 Withholding Taxes. If applicable laws or regulations require that taxes be withheld from payments made hereunder, the Party paying such taxes will
(a) deduct such taxes, (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment. Each Party will assist the other Party or Parties in claiming tax refunds, deductions or credits at such other Party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

         14.4 Interest on Late Payments. Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the Base Rate of interest declared from time to time by BankBoston, N.A. in Boston, Massachusetts, calculated on the number of days payment is delinquent.

         14.5 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; PROVIDED, HOWEVER, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of

FORCE MAJEURE. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

         14.6 Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; PROVIDED, HOWEVER, that either Dyax or Genzyme may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; PROVIDED, HOWEVER, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 14.6 shall be void.

         14.7 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         14.8 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 14.8 and shall be effective upon receipt by the addressee.

         If to Dyax:                Dyax Corp.
         or Subsidiary              One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 225-2501

         with a copy to:            Palmer & Dodge LLP
                                    One Beacon Street
                                    Boston, Massachusetts 02108
                                    Attention:  Nathaniel S. Gardiner
                                    Facsimile: (617) 227-4420

         If to Genzyme:    Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 374-7423

         with a copy to:            Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: Chief Legal Officer
                                    Facsimile: (617) 252-7553

         If to Kallikrein           Kallikrein LLC
         LLC (if such               c/o Genzyme Corporation
         notice is sent             One Kendall Square
         by Dyax):                  Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 374-7423

         with a copy to:            Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: Chief Legal Officer
                                    Facsimile: (617) 252-7553

         If to Kallikrein           Kallikrein LLC
         LLC (if such               c/o Dyax Corp.
         notice is sent             One Kendall Square
         by Genzyme):               Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 225-2501

         with a copy to:            Palmer & Dodge LLP
                                    One Beacon Street
                                    Boston, Massachusetts 02108
                                    Attention: Nathaniel S. Gardiner
                                    Facsimile: (617) 227-4420

         14.9 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

         14.10 Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not resolved in accordance with the provisions of Section 8.3 hereof, shall be finally resolved by binding arbitration as herein provided.

              14.10.1 General. Except as otherwise provided in this Section 14.10, any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three (3) arbitrators (the "Arbitration Panel"). Each of Dyax and Genzyme shall appoint one (1) arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two
(2) arbitrators appointed by Dyax and Genzyme. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

              14.10.2 Procedure.

                 (a) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

                 (b) Within fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.10.2(a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including without limitation the amount of monetary damages, if any, or other relief sought (the "Claimant's Proposal"); and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant, including without limitation the amount of monetary damages, if any, or other relief sought (the "Respondent's Proposal"). Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party's proposal.

                 (c) The Arbitration Panel shall issue an opinion with respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two (2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of (i) the last day for submission of proposals under Section 14.10.2(b) above or (ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on both Parties.

         14.11 Injunctive Relief. The Parties hereby acknowledge that a breach of their respective obligations under Article 10 hereof may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party or Parties shall have the right to obtain equitable relief to enforce Article 10 hereof.

         14.12 Entire Agreement. This Agreement and the Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement, including, but not limited to the Confidential Disclosure Agreement and modifications thereof dated October 1, 1997. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. Each of the Parties hereby acknowledges that this Agreement is, and the Operating Agreement will be, the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting Party.

         14.13 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.14 Independent Contractors. It is expressly agreed that Dyax and Genzyme shall be independent contractors and that, except as Members of Kallikrein LLC, the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Dyax nor Genzyme shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

         14.15 Waiver. Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

         14.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                                     GENZYME CORPORATION

                                                     By: /s/ Peter Wirth
                                                         -----------------------

                                                     Title:

                                                     DYAX CORP.

                                                     By: /s/ Keith S. Ehrlich
                                                         ----------------------

                                                     Title:

                                  SCHEDULE 1.10

                               DYAX PATENT RIGHTS

-------------------------------------------------------------------------------------------------------------------------------
                                             APPLICATION
                COUNTRY                        NUMBER                        FILING DATE                     STATUS
-------------------------------------------------------------------------------------------------------------------------------
           U.S. (Markland 1)                     08/179,964                    1/11/94              Abandoned in favor of US
                                                                                                           08/208,264
-------------------------------------------------------------------------------------------------------------------------------
        U.S. CIP (Markland 1A)                   08/208,264                    3/10/94                      Pending
-------------------------------------------------------------------------------------------------------------------------------
        U.S. CIP (Markland 1B)                   08/676,125                    9/25/96            U.S. Patent 5,795,865 issued
                                                                                                            8/18/98
-------------------------------------------------------------------------------------------------------------------------------
      U.S. Div. (Markland 1B Div)                   09/                        8/17/98                      Pending
-------------------------------------------------------------------------------------------------------------------------------
         Canada (Markland 1B)                    2,180,950                     1/11/95                      Pending
-------------------------------------------------------------------------------------------------------------------------------
           EPO (Markland 1B)                    95/909223.0                    1/11/95                      Pending

                                            pub 0739355 10/30/96
-------------------------------------------------------------------------------------------------------------------------------
          Japan (Markland 1B)                     7-518726                     1/11/95                      Pending
-------------------------------------------------------------------------------------------------------------------------------
           PCT (Markland 1B)                      US95/00299                   1/11/95

                                                  WO95/21601
-------------------------------------------------------------------------------------------------------------------------------

                                  SCHEDULE 1.17

                              GENZYME PATENT RIGHTS

                                      None

                                                                 Schedule 1.28

                               OPERATING AGREEMENT

                                       of

                                 KALLIKREIN LLC

                                   dated as of

                                                  TABLE OF CONTENTS

ARTICLE 1.  FORMATION AND MEMBERSHIP.............................................................................1

         1.1  Formation..........................................................................................1
         1.2  Members............................................................................................1
         1.3  Management.........................................................................................1

ARTICLE 2.  OFFICES, NAME, ETC...................................................................................2

         2.1  Principal Office...................................................................................2
         2.2  Registered Office; Resident Agent..................................................................2
         2.3  Name...............................................................................................2
         2.4  Term...............................................................................................2
         2.5  Business Ventures..................................................................................2

ARTICLE 3.  PURPOSES AND POWERS..................................................................................2

         3.1  Purpose............................................................................................2
         3.2  Powers.............................................................................................2

ARTICLE 4.  MEMBERS AND THEIR CONTRIBUTIONS AND LOANS............................................................2

         4.1  Contributions......................................................................................2
         4.2  Capital Accounts...................................................................................3
         4.3  Loans..............................................................................................4
         4.4  Additional Members.................................................................................4
         4.5  Liability of Members...............................................................................4
         4.6  Withdrawal of Members..............................................................................4

ARTICLE 5.  ALLOCATIONS..........................................................................................4

         5.1  Certain Definitions................................................................................4
         5.2  Allocations of Profit and Loss.....................................................................6
         5.3  Special Allocations................................................................................6

ARTICLE 6.  DISTRIBUTIONS........................................................................................8

         6.1  Distribution of Company Funds......................................................................8

ARTICLE 7.  INDEMNIFICATION......................................................................................8

         7.1  Indemnification of Members.........................................................................8

ARTICLE 8.  ASSIGNABILITY OF MEMBERSHIP INTERESTS................................................................9

         8.1  Assignment.........................................................................................9
         8.2  Substitute Members................................................................................10
         8.3  Rights of Assignees...............................................................................10
         8.4  Other Restrictions................................................................................10

ARTICLE 9.  FISCAL YEAR, ACCOUNTING, INSPECTION OF BOOKS........................................................10

         9.1  Fiscal Year and Accounting........................................................................10
         9.2  Inspection of Books...............................................................................10

ARTICLE 10.  DISSOLUTION........................................................................................11

         10.1  Events of Dissolution............................................................................11
         10.2  Consent to Continue Company......................................................................11
         10.3  Distribution Upon Dissolution....................................................................11

ARTICLE 11.  GENERAL PROVISIONS.................................................................................12

         11.1  Complete Agreement; Modification.................................................................12
         11.2  Governing Law; Severability......................................................................12
         11.3  Notice...........................................................................................12
         11.4  Pronouns.........................................................................................13
         11.5  Titles...........................................................................................13
         11.6  Successors and Assigns...........................................................................13
         11.7  Counterparts.....................................................................................13

                               OPERATING AGREEMENT

                                       OF

                                 KALLIKREIN LLC

         THIS OPERATING AGREEMENT (the "Agreement") is made and adopted as of
                             , by and among Genzyme Corporation, a Massachusetts
corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme"), Dyax Corp., a Delaware
corporation having its principal place of business at One Kendall Square, Cambridge, MA 02139 ("Dyax"), [Subsidiary], a Delaware corporation and a wholly-owned subsidiary of Dyax having its principal place of business at One Kendall Square, Cambridge, MA 02139 ("Subsidiary") and such other persons who may become members of Kallikrein LLC (the "Company") in accordance with law or the terms hereof (hereinafter collectively referred to as the "Members"
and individually as a "Member"). Dyax and Subsidiary are hereinafter collectively referred to as the "Dyax Companies." Capitalized terms used but not defined herein shall be given the same meaning as provided in the
Collaboration Agreement dated as of September   , 1998 between Dyax and Genzyme
(the "Collaboration Agreement").

                       ARTICLE 1. FORMATION AND MEMBERSHIP

         1.1 Formation. The Company has been organized as a limited liability company pursuant to the Delaware Limited Liability Company Act (the "Act"). The Act shall govern the rights and liabilities of the parties hereto except as otherwise expressly stated herein.

         1.2 Members. The sole initial Member of the Company was Dyax. Following the execution and delivery of the Collaboration Agreement, Dyax assigned one percent (1%) of its interest in the Company to Subsidiary, and Subsidiary was admitted as a Member of the Company. The Company elected under Section 754 of the Internal Revenue Code of 1986, as amended ("IRC"), to apply the provisions of Sections 734(b) and 743(b) of the IRC. Thereafter, effective upon execution and delivery of the Purchase Agreement of even date herewith by and between Dyax and Genzyme (the "Purchase Agreement"), Dyax has sold and assigned to Genzyme a fifty percent (50%) interest in the Company (subject to adjustment as provided herein and in Section [4.2.1] of the Collaboration Agreement). Upon execution and delivery of this Agreement, Dyax and Subsidiary each hereby consent to the admission of Genzyme as a Member of the Company and Genzyme is hereby admitted as a Member of the Company. Hence, the Members of the Company are those persons listed on Schedule A attached hereto, as amended from time to time.

         1.3 Management. The Company shall be managed by the Steering Committee provided for in Section [8.2] of the Collaboration Agreement

                         ARTICLE 2. OFFICES, NAME, ETC.

         2.1 Principal Office. The principal office of the Company shall be located at One Kendall Square, Cambridge, Massachusetts 02139 or such place within the Commonwealth of Massachusetts as may be determined by the Members from time to time. The Company shall maintain its records at such address.

         2.2 Registered Office; Resident Agent. The name and address of the Company's registered agent for service of process in the State of Delaware shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297. The name and address of the Company's registered agent for service of process in the Commonwealth of Massachusetts shall be Genzyme Corporation, One Kendall Square, Cambridge, Massachusetts 02139.

         2.3 Name. The business of the Company shall be conducted under the name of "Kallikrein LLC".

         2.4 Term. The term of the Company shall commence upon the filing of the Certificate of Formation (the "Effective Date") and shall be perpetual until it is terminated as hereinafter provided.

         2.5 Business Ventures. Any Member may engage independently or with others in other business ventures of every nature and description, and neither the Company nor any Member shall have any rights in and to such independent ventures or the income or profits derived therefrom; PROVIDED, HOWEVER, that a Member's participation in such venture is subject to and consistent with the provisions of Section [2.2] of the Collaboration Agreement.

                         ARTICLE 3. PURPOSES AND POWERS

         3.1 Purpose. The purpose of the Company is to: (i) develop and commercialize the Collaboration Products; (ii) act as a partner in limited partnerships, general partnerships and limited liability partnerships, and as a member of limited liability companies; and (iii) engage in any other business permitted under the Act that the Members shall deem desirable or expedient.

         3.2 Powers. The Company shall have all the powers necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the Company, including, without limitation, all the powers of an individual, partnership, corporation or other entity.

              ARTICLE 4. MEMBERS AND THEIR CONTRIBUTIONS AND LOANS

         4.1 Contributions.

         (a) Each Member has agreed to contribute the amounts and/or property set forth in Sections [3.1, 3.2, 3.5, 4.1 and 4.2] of the Collaboration Agreement. The amount so contributed is hereinafter referred to as each Member's "Capital Contribution". The cash and agreed value of any property contributed by each Member as of the date hereof is set forth in Schedule A attached hereto.

         (b) Pursuant to the terms of the Collaboration Agreement, Dyax, on behalf of the Dyax Companies, and Genzyme have undertaken to make monthly Capital Contributions to the Company in the amount equal to fifty percent (50%) of all Program Costs following satisfaction of the Initial Funding Commitment.

             If either Genzyme or Dyax (on behalf of the Dyax Companies) fails to make all or any portion of a monthly Capital Contribution, the other Member may elect to make such Contribution (or a portion thereof). If either Genzyme or Dyax (on behalf of the Dyax Companies) fails to make all or any portion of a monthly Capital Contribution, the Percentage Interests (as defined below) shall be adjusted to correspond to the percentage of cumulative Capital Contributions made by or on behalf of each Member and subsequent monthly Capital Contributions shall be made by the Members in proportion to their adjusted Percentage Interests;

         (c) No interest shall accrue on any Capital Contributions, and no Member shall have the right to withdraw or to be repaid any capital it has contributed, except as otherwise specifically provided in this Agreement.

         (d) Each Member's percentage interest ("Percentage Interest") is as set forth in Schedule A hereto, subject to adjustment as provided in Section 4.1(b) of this Agreement.

         4.2 Capital Accounts. A separate account (a "Capital Account") shall be maintained for each Member and adjusted in accordance with Treasury Regulation
Section 1.704-1(b) as follows:

         (a) There shall be credited to each Member's Capital Account the amount of such Member's Capital Contribution as of the date, and to the extent, that such Capital Contribution has been paid, and such Member's allocable share of Net Profits (and any items in the nature of income or gain separately allocated to such Member); and there shall be charged against each Member's Capital Account the amount of all distributions to such Member and such Member's allocable share of Net Losses (and any items in the nature of losses or deductions separately allocated to such Member). Capital Contributions made by or on behalf of the Dyax Companies shall be credited to their Capital Accounts in proportion to their relative Percentage Interests.

         (b) If the Company at any time distributes any of its assets in kind to any Member, the Capital Account of each Member shall be adjusted to account for that Member's allocable share (as determined under Section 5.1 below) of the Net Profits or Net Losses that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

         (c) In the event any Member's interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

         4.3 Loans. The Members shall not make loans to the Company unless the Members unanimously agree in writing to make such loans.

         4.4 Additional Members. Except as otherwise provided in Section 8.2 below with respect to Substitute Members, additional Members may only be admitted with the prior written unanimous approval of the Members. Such additional Members shall execute and acknowledge a counterpart to this Agreement or shall otherwise evidence in writing their agreement to be bound by the terms hereof in such manner as the Members shall determine.

         4.5  Liability of Members.

         (a) No Member shall be liable for the obligations of the Company solely by reason of being a Member.

         (b) No Member shall be required to make any contributions to the capital of the Company other than as provided in this Article 4.

         (c) No Member shall be personally liable to the Company or its other Members for monetary damages for breach of fiduciary duty as a Member to the extent permitted by applicable law; PROVIDED, HOWEVER, that this provision shall not eliminate the liability of a Member (i) for any breach of the Member's duty of loyalty to the Company or its other Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (iii) for any transaction from which the Member derived an improper personal benefit. No amendment to or repeal of this Section 4.5(c) shall apply to or have any effect on the liability or alleged liability of any Member for or with respect to any acts or omissions of such Member occurring prior to such amendment or repeal.

         4.6 Withdrawal of Members. No Member shall have the right to withdraw from the Company or to demand a return of its capital interest at any time except upon termination and dissolution of the Company, unless agreed to by the unanimous written consent of the other Members.

                             ARTICLE 5. ALLOCATIONS

         5.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings given them in this Article 5:

             (a) "Adjusted Capital Account" for a Member means such Member's Capital Account (i) reduced by the net adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) which, as of the end of the Company's taxable year are reasonably expected to be made to such Member, and (ii) increased by the sum of (A) the amounts a Member is obligated to restore to its Capital Account or is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 2(i)(5), (B) the excess, if any, of such Member's Capital Contribution over such Member's actual paid-in capital contribution and (C) that portion of any indebtedness of the Company (other than "partner nonrecourse debt" as defined in Treasury Regulation Section 1.704-2(b)(4)) with respect to which the Member bears the economic risk of loss that such indebtedness would not be repaid out of the assets of the Company if all of the assets of the Company were sold at their respective book values as of the end of the fiscal period and the proceeds from the sales together with any amounts described in clauses (A) and (B) above, were used to pay the liabilities of the Company.

             (b) "Net Profits" and "Net Losses" mean the taxable income or loss, as the case may be, for a period (or from a transaction) as determined in accordance with Section 703(a) of the IRC (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to IRC
                  Section 703(a)(1) shall be included in taxable income or loss) computed with the following adjustments:

                       (i) To the extent required by (and in the manner described in) Treasury Regulation 1.704-1(b)(2), items of gain, loss and deduction shall be computed based upon the book values of the Company's assets rather than upon such assets' adjusted bases for federal income tax purposes (if different);

                       (ii) Any tax-exempt income received by the Company shall be included as an item of gross income;

                       (iii) The amount of any adjustments to the adjusted bases (or book values if clause (i) above applies) of any assets of the Company pursuant to IRC
                              Section 743 shall not be taken into account; and

                       (iv) Any expenditure of the Company described or treated as being described in IRC Section 705(a)(2)(B) shall be treated as a deductible expense.

             (c) "Member Loan Nonrecourse Deductions" means any Company deductions that would be Nonrecourse Deductions if they were not attributable to a liability owed to or guaranteed by a Member within the meaning and intent of Treasury Regulation
                  Section 1.704-2(i).

             (d) "Member Loan Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(3).

             (e) "Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Member in a manner consistent with the Treasury Regulations under IRC Section 704(b).

             (f) "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company shall be determined according to the provisions of Treasury Regulation
                  Section 1.704-2(c).

             (g) "Nonrecourse Liability" means any liability of the Company with respect to which no Member has personal liability, as determined in accordance with IRC Section 752 and the Treasury Regulations promulgated thereunder.

         5.2 Allocations of Profit and Loss. As of the end of each fiscal year of the Company, or at the time any allocation is determined to be necessary by the Members, Net Profits or Net Losses shall be allocated as follows:

         (a) Except as provided in Sections 5.2(b) and 5.3 below, any allocation required by this Section 5.2 to be made to the Members shall be allocated among the Members in proportion to their respective Percentage Interests.

         (b) With respect to the allocation of Net Losses or Net Profits pursuant to this Section 5.2 among the Members for any fiscal year in which an additional or substitute Member is admitted to the Company or there is an adjustment to the Percentage Interests during such fiscal year, all Net Losses or Net Profits so allocable shall be allocated in a manner which takes into account the varying Percentage Interests during such fiscal year based on an accounting convention chosen by the Members. In no event shall a retroactive allocation of Net Losses be made pursuant to this Section 5.2.

         5.3 Special Allocations. Notwithstanding the provisions of Section 5.2 above, the following allocations of Net Profits and Net Losses and items thereof shall be made:

         (a) If, during any year a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and, as a result of such adjustment, allocation or distribution, such Member's Adjusted Capital Account has a negative balance (computed with the adjustments set forth in clauses (i) and (ii) of Section 5.1(a)), then items of gross income for such year (and, if necessary, subsequent years) shall first be allocated to such Member in the amount necessary to eliminate such negative balance as quickly as possible. This
Section 5.3(a) is intended to constitute a "qualified income offset" provision within the meaning of the above Treasury Regulations, and shall be so interpreted.

         (b) Nonrecourse Deductions for a taxable year or other period shall be specially allocated among the Members in proportion to their Percentage Interests.

         (c) Any Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Member or Members who bear the risk with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treasury Regulation Section 1.704-2(b).

         (d) In no event shall Net Losses of the Company be allocated to a Member if such allocation would cause or increase a negative balance in such Member's Adjusted Capital Account.

         (e) Except as set forth in Treasury Regulation Section 1.704-2(f)(2),
(3) and (4), if, during any taxable year, there is a net decrease in Minimum Gain, each Member, prior to any other allocation pursuant to this Article 5, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Member's share of the net decrease in Minimum Gain, computed in accordance with Treasury Regulation Section 1.704-2(g). Allocation of gross income and gain pursuant to this Section 5.3(e) shall be made first from gain recognized from the disposition of Company assets subject to non-recourse liabilities (within the meaning of the Treasury Regulations promulgated under IRC Section 752), to the extent of the Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. It is the intent of the parties hereto that any allocation pursuant to this Section 5.3(e) shall constitute a "minimum gain chargeback" under Treasury Regulation Section 1.704-2(f). With respect to a net decrease in Member Loan Minimum Gain, items of gross income shall be specially allocated consistent with the preceding sentence, and Treasury Regulation Section 1.704-2(i)(4).

         (f) In the event that Net Profits, Net Losses or items thereof are allocated to one or more Members pursuant to paragraphs (a) or (d) above, subsequent Net Profits and Net Losses will first be allocated (subject to the provisions of paragraphs (a) through (d)) to the Members in a manner designed to result in each Member having a Capital Account balance equal to what it would have been had the original allocation of Net Profits, Net Losses or items thereof pursuant to paragraphs (a) or (d) not occurred.

         (g) The respective Percentage Interests in the Net Profits and Net Losses or items thereof shall remain as set forth above (subject to adjustment as provided in Section 4.1(b) and Article 5) unless changed by amendment to this Agreement or by an assignment of an interest in the Company authorized by the terms of this Agreement. Except as otherwise provided herein, for tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to the Members in the same manner as are Net Profits and Net Losses; PROVIDED, HOWEVER, that if, as a result of clause (i) of Section 5.1(b), the book value of any property of the Company was used in computing Net Profits or Net Losses, then items of income, gain, deduction or credit related to such property for tax purposes shall be allocated among the Members so as to take account of the variation between the adjusted basis of the property for tax purposes and its book value in the manner provided for under IRC Section 704(c).

         (h) If a Member's Percentage Interest is reduced (provided the reduction does not result in a complete termination of the Member's interest in the Company), the Member's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of IRC Section 751) shall not be reduced, so that, notwithstanding any other provisions of this Agreement to the contrary, that portion of the Net Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Article 5 hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Member, be specially allocated among the Members in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture.

         (i) In each taxable year of the Company, items of deduction and credit attributable to Program Costs shall be allocated to the Members in proportion to the Capital Contributions which funded the applicable expenditure.

                            ARTICLE 6. DISTRIBUTIONS

         6.1 Distribution of Company Funds. The timing of distributions by the Company (other than distributions in dissolution to which Section 10.3 applies) shall be determined in accordance with the provisions of Section [4.3] of the Collaboration Agreement. Such distributions shall be made to the Members first in proportion to the excess of the positive balances in their Capital Accounts over the amounts of their Capital Contributions, and then in proportion to their remaining positive Capital Account balances; PROVIDED, HOWEVER, that the amount distributable to the Members pursuant to this Section 6.1 shall be reduced by the amount required to fund the budgeted capital, working capital and reserve requirements of the Company during the one hundred and eighty (180) day period following the proposed distribution date and by such other amounts as the Steering Committee reasonably determines to be necessary or appropriate for the operation of the Company.

                           ARTICLE 7. INDEMNIFICATION

         7.1 Indemnification of Members.

         (a) The Company shall, to the fullest extent permitted by the Act, as amended from time to time, indemnify each Member, each Member's Affiliates, and the respective directors, officers, employees and agents of each Member and its Affiliates (collectively, "Indemnified Persons") from and against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts paid in settlements) reasonably incurred by or imposed upon an Indemnified Person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which such Indemnified Person may become involved by reason of (i) any act performed by such Indemnified Person in connection with the performance of and within the scope of the authority conferred by the Collaboration Agreement or (ii) such Indemnified Person's service as a director, officer, manager or member of the Company or any of its subsidiaries or, if such service was undertaken at the request of the Company, such Indemnified Person's service as a director, officer or trustee of, or in a similar capacity with, another organization.

         (b) Indemnification may include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the Indemnified Person to repay such payment if it is ultimately determined that such Indemnified Person is not entitled to indemnification under this Article 7, which undertaking may be accepted without reference to the financial ability of the Indemnified Person to make such repayments.

         (c) The Company shall not indemnify any Indemnified Person in connection with a proceeding (or part thereof) initiated by such person unless such Indemnified Person is successful on the merits, the proceeding was authorized by the Members or the proceeding seeks a declaratory judgment regarding such Indemnified Person's own conduct.

         (d) The indemnification rights provided in this Article 7 (i) shall not be deemed exclusive of any other rights to which Indemnified Persons may be entitled under any law, agreement or vote of disinterested Members or otherwise and (ii) shall inure to the benefit of the heirs, executors and administrators of Indemnified Persons. The Company may, to the extent authorized from time to time by its Members, grant indemnification rights to employees or agents of the Company or persons other than Indemnified Persons serving the Company and such rights may be equivalent to, or greater or less than, those set forth in this
Article 7.

         (e) No indemnification shall be provided for any Indemnified Person with respect to (i) any matter as to which such Indemnified Person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such Indemnified Person?s action was in the best interests of the Company, (ii) any act which constitutes gross negligence or wilful misconduct or (iii) any matter disposed of by a compromise payment by such Indemnified Person, pursuant to a consent decree or otherwise, unless the payment and indemnification thereof have been approved by the Members, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction.

         (f) Any amendment or repeal of the provisions of this Article 7 shall not adversely affect any right or protection of an Indemnified Person with respect to any act or omission of such Indemnified Person occurring prior to such amendment or repeal.

                ARTICLE 8. ASSIGNABILITY OF MEMBERSHIP INTERESTS

         8.1 Assignment.

         (a) Except in accordance with Article [13] of the Collaboration Agreement, a Member may not assign his or her interest in whole or in part to any assignee which is not already a Member without the prior written consent of all of the other Members who may or may not consent in their absolute discretion.

         (b) An assignment of a Member's interest does not of itself dissolve the Company or permit the assignee to participate in the business and affairs of the Company or to become a Member or exercise any rights or powers of a Member.

         8.2 Substitute Members. No assignee of a Member's interest (other than an assignee which is already a Member) shall have the right to be admitted as a substitute member in place of the assignor (a "Substitute Member") unless:

                  (a) the assignor shall designate in writing satisfactory to the other Members the intention that the assignee is to become a Substitute Member;

                  (b) the assignee shall agree in writing to be bound by all of the terms of this Agreement;

                  (c) all of the other Members consent in writing to the admission of the assignee as a Substitute Member, which consent may be withheld in their absolute discretion;

                  (d) the assignee shall execute and/or deliver such instruments, including without limitation, an opinion of counsel satisfactory to the Members, to the effect that such proposed assignment and substitution does not violate the registration requirements of state or federal securities laws, and such instrument as the Members deem necessary or desirable to effect such assignee's admission as a Substitute Member and to evidence the assignee's acceptance of the terms of this Agreement; and

                  (e) the assignee shall pay all reasonable expenses in connection with the assignee's admission as a Substitute Member.

         8.3 Rights of Assignees. An assignee who does not become a Substitute Member shall succeed only to the rights of the assignor to receive allocations and distributions from the Company as provided in Articles 5, 6 and 10 hereof, and shall not have the right to become a Member or exercise any rights or powers of a Member.

         8.4 Other Restrictions. A Member may not pledge, encumber or hypothecate any of its interest without the consent of the other Members.

             ARTICLE 9. FISCAL YEAR, ACCOUNTING, INSPECTION OF BOOKS

         9.1 Fiscal Year and Accounting. Except as otherwise approved by the Members, or required by law, the fiscal year of the Company shall be the calendar year and the books of the Company shall be kept on the accrual method.

         9.2 Inspection of Books. The books of the Company shall at all times be available for inspection and audit by any Member at the Company's principal place of business during business hours. The Company shall furnish each Member with all necessary tax reporting information as to its interest in the Company, with an annual balance sheet and profit and loss statement and with a cash flow statement showing any distributions made to the Members, within sixty (60) days after the close of each fiscal year.

                             ARTICLE 10. DISSOLUTION

         10.1 Events of Dissolution. The term of the Company shall commence on the Effective Date and shall be in full force and effect until the earliest of the following:

                  (a) the sale or disposition of all or substantially all of the Company property;

                  (b) the dissolution of the Company by the unanimous written consent of the Members;

                  (c) the bankruptcy or dissolution of a Member other than Subsidiary; PROVIDED, HOWEVER, that if there are at least two (2) remaining Members, the Members may consent to the continuation of the business of the Company after the occurrence of such an event, pursuant to Section 18-802 of the Act and Section 10.2 of this Agreement;

                  (d) the entry of a decree of judicial dissolution under
         Section 18-802 of the Act;

                  (e) the occurrence of any event, other than those referred to in paragraph (d), which causes dissolution of a limited liability company under the Act; or

                  (f) upon the occurrence of an event and at the time specified in Article [13] of the Collaboration Agreement.

         Notwithstanding the dissolution of the Company, the business of the Company shall continue to be governed by this Agreement until the winding up of the Company occurs.

         10.2 Consent to Continue Company. The Members may vote to continue the business of the Company within ninety (90) days after the occurrence of an event of dissolution set forth in Section 10.1(d) of this Agreement, pursuant to and in accordance with Section 18-801(4) of the Act. The agreement of the remaining Members holding a majority of the remaining Percentage Interests shall constitute the consent of the Members to the continuation of the Company.

         10.3  Distribution Upon Dissolution.

         (a) After payment of liabilities owing to creditors, the Members or liquidator shall set up such reserves as they deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, including the expenses of liquidation. Such reserves may be paid over by the Members or liquidator to a bank, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Members or liquidator may deem advisable, such reserves shall be distributed to all of the

Members or their assigns in the manner set forth in Section 10.3(b) below. In the event that any part of such net assets consists of securities or other non-cash assets, the Members or liquidator may (but shall not be required to) take whatever steps they deem appropriate to convert such assets into cash or into any other form that would facilitate the distribution thereof.

         (b) After payment has been made pursuant to Section 10.3(a) above, the Members or the liquidator shall cause the remaining net assets of the Company to be distributed to and among the Members in proportion to and to the extent of their positive Capital Account balances (after such balances have been adjusted to reflect all allocations of Net Profits and Net Losses and distributions pursuant to Article 6). Cash and non-cash assets shall be distributed to each Member on a pro rata basis, or in such other manner as the Members may agree, with all noncash assets being distributed on the basis of their fair market value.

         (c) The Company shall terminate when all property has been distributed among the Members. Upon such termination, the Members shall execute and cause to be filed a certificate of cancellation of the Company, as provided for in
Section 18-203 of the Act, and any and all other documents necessary in connection with the termination of the Company.

                         ARTICLE 11. GENERAL PROVISIONS

         11.1 Complete Agreement; Modification. This Agreement and the Collaboration Agreement together contain a complete statement of all the agreements among the parties with respect to the Company. There are no representations, agreements, arrangements or undertakings, oral or written, between or among the parties to this Agreement relating to the subject matter of this Agreement which are not fully expressed in this Agreement. This Agreement may be amended or modified only with the unanimous consent of the Members.

         11.2 Governing Law; Severability. All questions with respect to the construction of this Agreement and the rights and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Delaware, and this Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations of such state. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected but rather be enforced to the extent permitted by law.

         11.3 Notice. All notices, requests, consents and statements hereunder shall be deemed to have been properly given if mailed from within the United States by prepaid certified mail, return receipt requested, or if sent by prepaid telegram, or overnight delivery service, or if hand delivered, addressed in each case if to the Company at its principal place of business and, if to any Member, to the address set forth herein, or to such other address or addresses as any such Member shall have theretofore designated in writing to the Company in accordance with this Section 11.3.

         11.4 Pronouns. Feminine or masculine pronouns shall be substituted for the neuter pronouns, neuter pronouns for masculine or feminine pronouns, plural for the singular and the singular for the plural, in any place in this Agreement where the context may require such substitution.

         11.5 Titles. The titles of Articles and Sections are included only for convenience and shall not be construed as a part of this Agreement or in any respect affecting or modifying its provisions.

         11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all parties hereto and their heirs, successors, assigns and legal representatives.

         11.7 Counterparts. This Agreement may be signed in one or more counterparts and all counterparts so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.

         IN WITNESS WHEREOF, we have affixed our signatures as of the day first above written.

MEMBERS:

GENZYME CORPORATION

By:

Title:

Date:

DYAX CORP.

By:

Title:

Date:

SUBSIDIARY

By:

Title:

Date:

                                   SCHEDULE A

MEMBERS                     CAPITAL CONTRIBUTION                       PERCENTAGE INTEREST
Genzyme Corporation                                                            50.00%

Dyax Corp.                                                                     49.00%

Subsidiary                                                                      1.00%

        TOTAL:                                                                 100.00%

                                  SCHEDULE 3.2

                                EXTERNAL PRODUCTS

         The Proposing Party shall receive such percentage ("X%") of (i) all license fees (other than up-front license fees) and milestone and royalty payments relating to, and Net Profits generated from the sale of, an External Product and/or (ii) any proceeds from the sale of all of the rights to an External Product, determined in accordance with the following formula:

X% = AB + C/B + C

Where: A equals the Proposing Party's Percentage Interest at the time the Steering Committee either fails or affirmatively declines to accept the proposal to develop a Collaboration Product for an additional indication (the "Decision Time");

         B equals the aggregate amount of Development Costs incurred by the Parties as of the Decision Time; and

         C equals the aggregate amount of Development Costs incurred by the Proposing Party for such External Product after the Decision Time.

         By way of example, assuming that (i) the Parties' respective Percentage Interests are 50% at the Decision Time, (ii) $4 million in Development Costs had been incurred by the Parties as of such time, and (iii) the Proposing Party incurs $6 million in Development Costs after the Decision Time, the Proposing Party would be entitled to 80% and the other Party would be entitled to 20%.

                   X% = ((50%)($4,000,000)) + 6,000,000
                        -------------------------------
                                 10,000,000

                             X% =    8,000,000
                                    ----------
                                    10,000,000

                                 X% = 80%